UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CITY HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2014

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of City Holding Company to be held in the Community Room of City National Bank located at 3601 MacCorkle Avenue, SE, Charleston, WV 25304, on Wednesday, April 30, 2014 at 2:00 p.m.

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.  We hope that you will join us at this year’s Annual Meeting and look forward to personally greeting those of you who are able to attend.

It is important that your shares be represented at the meeting.  Whether or not you plan to attend the annual meeting, please vote your shares by: (1) accessing the Internet at the website included on the proxy card, (2) calling the toll-free number shown on the proxy card, or (3) completing, signing and returning the enclosed proxy card as soon as possible in the postage-paid envelope provided.

City Holding Company thanks you for your consideration and your continued support.

    Sincerely,

             Philip L. McLaughlin
Chairman of the Board

             Charles R. Hageboeck
             President & CEO

CITY HOLDING COMPANY
25 Gatewater Road
Post Office Box 7520
Charleston, West Virginia 25356-0520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 30, 2014

Notice is hereby given that the Annual Meeting of Shareholders of City Holding Company will be held in the Community Room of City National Bank located at 3601 MacCorkle Avenue, SE, Charleston, WV 25304, on Wednesday, April 30, 2014 at 2:00 p.m. (local time) for the following purposes:

1.
Election of Directors.  To elect four Class III directors to serve for a term of three years and one Class I director to serve for a term of one year.  The names of the nominees are set forth in the accompanying proxy statement.

2.
Ratify Independent Registered Public Accounting Firm.  To ratify the Audit Committee and the Board of Directors’ appointment of Ernst & Young LLP as the independent registered public accounting firm for City Holding Company for 2014.

3.	Advisory (Non-binding) Vote on Executive Compensation. To approve a non-binding advisory proposal on the compensation of the Named Executive Officers.

4.	Other Business. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 14, 2014 are the only shareholders entitled to notice of and to vote at the annual shareholders meeting.

             By Order of the Board of Directors,

             Victoria A. Faw,
             Secretary

March 21, 2014

IMPORTANT NOTICE

We urge you to sign and return the enclosed proxy as promptly as possible regardless of your plans to attend the meeting.  If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

CITY HOLDING COMPANY
25 Gatewater Road
Charleston, West Virginia 25356-0520

PROXY STATEMENT

Information Concerning the Solicitation

This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of City Holding Company (the “Company” or “City”) to be held on April 30, 2014.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.  The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company.  The Company does not currently intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their best efforts, by telephone or otherwise, to obtain proxies.  The proxy materials are being mailed, on or about March 21, 2014, to shareholders of record at the close of business on March 14, 2014 (the “Record Date”).

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2013, is being furnished with this Proxy Statement to shareholders of record on the Record Date.  The Annual Report to Shareholders does not constitute a part of this Proxy Statement or the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2014

This Proxy Statement and the 2013 Annual Report and any amendments thereto that are required to be furnished to shareholders are available online at www.ViewMaterial.com/CHCO.

Householding

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders.  This process is commonly referred to as “householding.”

The Company has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address.  This process benefits both shareholders and the Company because it eliminates unnecessary mailings delivered to your home and helps to reduce the Company’s expenses.  “Householding” will not be used, however, if the Company has received contrary instructions from one or more of the shareholders sharing an address.  We will continue to “Household” indefinitely until you instruct us otherwise.  You may notify the Company that you would like to receive separate copies of the Company’s annual report and proxy statement in the future by calling Computershare Investor Services, LLC at 1-800-568-3476, or by mail to the attention of City Holding Company, c/o Computershare Investor Services, LLC, P. O. Box 43078, Providence, RI 02940-3078.  Even if your household receives only one annual report and one proxy statement, the Company will continue to send a separate proxy card for each shareholder residing at your address.  Please note, however, that if a broker holds shares of the Company on your behalf, (that is, in “street name” (e.g., in a brokerage account or retirement plan account)) you may continue to receive duplicate mailings.

Voting Methods

The accompanying proxy is for use at the Annual Meeting if a shareholder either will be unable to attend in person or will be able to attend but wishes to vote by proxy.  Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet, or using a toll-free telephone number.  Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available.  (If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.)  Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible.  The Internet and telephone voting facilities for eligible shareholders of record will close at 2:00 p.m., Eastern Time, on April 30, 2014.  Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card.  The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.  In the event that a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

The proxy may be revoked at any time before the shares subject to it are voted by (i) notifying, in writing, Victoria A. Faw, Corporate Secretary, City Holding Company, P. O. Box 7520, Charleston, WV 25356-0520, (ii) executing a proxy bearing a later date (including a proxy given over the Internet or by telephone), or (iii) voting in person at the Annual Meeting the shares represented by the proxy.  (Your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting.)  If your shares are held by a broker on your behalf (that is, in street name), you must contact your broker or nominee to revoke your proxy.

If you participate in City Holding Company’s 401(k) Plan & Trust and hold shares of Company common stock in your plan account as of the record date, you will receive a request for voting instructions from the tabulation agent on behalf of the trustee (City National Bank) with respect to your plan shares.  If you hold Company common stock outside of the plan, you will vote those shares separately.  You are entitled to direct City National Bank how to vote your plan shares.

All shares of the Company’s common stock (the “Common Stock”) represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein.  The Board of Directors unanimously recommends a vote:

1.	FOR the nominees for director listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent registered public accounting firm; and

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations.   If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  At this time, the Company is not aware of any other matters that may come before the Annual Meeting.

Outstanding Voting Shares

The Company’s only authorized voting equity security is its Common Stock, par value $2.50 per share.

Only shareholders of record at the close of business on March 14, 2014 are entitled to vote at the Annual Meeting.  On that day, there were issued and outstanding 15,757,829 shares of Common Stock (after deducting an aggregate of 2,755,453 Shares held in treasury).  Each share has one vote.  The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to a vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.  Abstentions will be counted as shares present for purposes of determining the presence of a quorum.

With respect to proposal 1, directors are elected by a plurality of the votes cast; therefore, a vote withheld will not affect the outcome of the election.  In elections of directors, each shareholder shall have the right to cast one vote for each share of stock owned by him for as many persons as there are directors to be elected, or, upon notice to the Company at least 48 hours before the meeting and in accordance with West Virginia law, he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock, or he may distribute them on the same principle among as many candidates and in such manner as he shall desire.  If one shareholder duly gives notice in accordance with West Virginia law that he intends to cumulate votes, all shareholders may do so.  If any shares are voted for the election of directors, the persons named in the accompanying proxy card may, unless otherwise directed, cumulate their votes at their discretion and vote for less than all such nominees.  For all other purposes, each share is entitled to one vote.

With respect to proposal 2, the number of votes cast “for” the approval of the ratification of the selection of Ernst & Young LLP, as the Company’s independent registered public accounting firm must exceed the number of votes cast “against” the proposal.

With respect to proposal 3, the number of votes cast “for” the approval of the compensation of the named executive officers as discussed in these materials must exceed the number of votes cast “against” the proposal.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on proposals 1 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Directors and Named Executive Officers

Information included in this table is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934.  Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares.  Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares.  A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days.

The table below presents certain information as of March 1, 2014 regarding beneficial ownership of shares of Common Stock by directors, named executive officers listed under “Executive Officers of City Holding Company” on page 15, and all directors and executive officers as a group.

BENEFICIAL OWNERSHIP
Name of Beneficial Owner	Sole Voting and Investment Power(1)		Common Shares Subject to a Right to Acquire (2)		Aggregate Percentage Owned	CHCO Shares Held as Collateral for Loans
	(#	)	(#	)	(%)	(#	)

Directors
John R. Elliot	162,086		-		1.03	-
Charles W. Fairchilds	6,416		-		*	-
William H. File III	22,505		-		*	-
Robert D. Fisher (3)	20,981		-		*	-
Jay C. Goldman (3)	20,758		-		*	-
Charles R. Hageboeck (3)	63,920		37,500		*	-
David W. Hambrick	44,247		-		*	-
Tracy W. Hylton II	36,775		-		*	-
J. Thomas Jones (4)	1,337		-		*	-
C. Dallas Kayser	20,046		-		*	-
Philip L. McLaughlin (3)	41,629		-		*	-
James L. Rossi	14,860		-		*	-
Sharon H. Rowe	12,603		-		*	-
Named Executive Officers
David L. Bumgarner	12,234		1,500		*	-
Craig G. Stilwell	32,464		13,000		*	-
John A. DeRito	18,440		12,500		*	-
Jeffrey D. Legge	10,777		-		*	-
Directors and Executive Officers as a group (17 persons)	542,078		64,500		3.85%	-
* Less than 1%.

(1)  Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations; (d) held in trust under the Company's 401(k) Plan & Trust.
(2) Includes options to acquire shares of the Company's Common Stock that are exerciseable within 60 days.
(3) Messrs. Fisher, Goldman, Hageboeck and McLaughlin are nominees for election or re-election to the Board of Directors as Class III directors.
(4) Mr. Jones was appointed to the Board of Directors in July 2013 and  is a nominee for election to the Board of Directors as a Class I director.

Principal Shareholders of the Company

The following table lists each shareholder of the Company who is the beneficial owner of more than 5% of the Company’s Common Stock, the only class of stock outstanding, as of March 1, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,450,737	9.20%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,061,027	6.75%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	960,160	6.10%

(1)
Information regarding Royce & Associates, LLC’s, BlackRock, Inc.’s,  and The Vanguard Group, Inc.’s address, holdings, and percent of class are based solely upon the Company’s review of Schedules 13F and 13G filed with the Securities and Exchange Commission pursuant to Rule 13d-1(b) for the period ended December 31, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon the review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2013, all filing requirements applicable to its executive officers and directors were met except as follows:

•	J. Thomas Jones filed one late Form 4 with respect to one open market purchase transaction; and
•	Tracy W. Hylton II filed one Form 4/A with respect to a prior filing.

GOVERNANCE AND NOMINATING COMMITTEE REPORT

The Governance and Nominating Committee of the Board of Directors (the “Governance Committee”) is comprised of five independent directors and operates under a written charter adopted by the Board of Directors.  The Governance Committee is charged with the responsibilities of: (i) identifying individuals qualified to become Board members; (ii) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; and (iii) overseeing corporate governance matters for the Company.

Director candidates are nominated by the Governance Committee.  The Governance Committee will consider director candidates recommended by shareholders (see “Shareholder Proposals and Nominations” on page 39, other members of the Board, officers and employees of the Company and other sources that the committee deems appropriate.  The Governance Committee’s written charter directs the committee to evaluate the candidates based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes.  In considering individual nominees, the committee takes into account the qualifications of other Board members to ensure that a broad variety of skill sets and experience beneficial to the Company and its business are represented on the Board of Directors.  The Governance Committee evaluates all director candidates in the same manner regardless of the source of the recommendation.  Some of the criteria used by the committee to evaluate the candidates, including those selected for nomination at the 2014 Annual Meeting, include:

▪      Personal and professional integrity
▪      Prior business experience, including knowledge of the banking business
▪      Education
▪      Age
▪      Skills that may be relevant to the Company’s business
▪      Geographic distribution of the candidates
▪      Prior Board experience with the Company or other publicly traded companies
▪      Involvement in community, business and civic affairs

In the context of nominating directors, the Company has no official policy regarding diversity.  Nevertheless, the Board’s Governance Committee believes that its existing board is, in fact, well diversified with regard to geographical representation, business backgrounds, civic involvement, and experience on bank boards or comparable organizations – all factors that the Governance Committee believes to be important to representing the interests of the Company’s shareholders.

The Governance Committee is also empowered to retain and to terminate outside advisors to assist in the performance of its functions with the sole authority to agree to fees and other terms of engagement.  The committee did not hire any outside advisors to assist them with respect to the selection of candidates for director nominations in 2014.

The Governance Committee has nominated for election as Class III directors, all of whom currently serve as Class III directors of the Company Robert D. Fisher, Jay C. Goldman, Charles R. Hageboeck and Philip L. McLaughlin, to serve three-year terms expiring at the 2017 Annual Meeting.  In addition, the Governance Committee recommended, and the Board of Directors approved, Mr. J. Thomas Jones to stand for election as a Class I nominee at the 2014 Annual Meeting to serve for a one-year term expiring at the 2015 Annual Meeting.

Respectfully submitted,

Jay C. Goldman, Chairman
John R. Elliot
William H. File III
Robert D. Fisher
C. Dallas Kayser
February 26, 2014

ELECTION OF DIRECTORS
(Proposal 1)

The Board of Directors of the Company currently consists of thirteen (13) members.  In accordance with the Company’s Bylaws, the Board of Directors is classified into three classes as nearly equal in number as the then total number of Directors constituting the whole Board permits.  Each class is to be elected to separate three-year terms with each term expiring in different years.  At each Annual Meeting, the directors or nominees constituting one class are elected for a three-year term.  The term of Class III directors expires at the 2014 Annual Meeting.  There are four nominees for election as Class III directors to serve for terms of three years expiring at the Annual Meeting in 2017.  Messrs. Fisher, Goldman, Hageboeck and McLaughlin currently serve as directors of the Company and will stand for re-election as Class III directors.  Mr. Jones was appointed to fill a vacancy in the directorship and has been recommended, and approved by the Board of Directors, to stand for election as a Class I director.  In accordance with the Company’s Amended and Restated Bylaws, he is required to stand for election by the shareholders at the annual meeting next following his appointment.

Each director elected will continue in office until a successor has been elected.  If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named on the accompanying proxy card intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.  The names of the nominees for directors submitted by the Governance and Nominating Committee (“Governance Committee”) of the Company and the names of the directors of the Company whose terms of office will continue after the Annual Meeting are listed below.  Director ages are shown as of the Annual Meeting date, April 30, 2014.

The Board of Directors recommends that shareholders vote “FOR” all of the Class III nominees shown below and “FOR” Class I nominee J. Thomas Jones.

CLASS III DIRECTORS (Directors whose terms expire in 2014)

Robert D. Fisher, 61, has served as a director since 1994.  Mr. Fisher received a Bachelor’s degree (finance) from West Virginia University and a Doctor of Jurisprudence degree (law) from West Virginia University College of Law.  He is the managing member of Adams, Fisher & Chappell, PLLC in Ripley, WV.  Mr. Fisher is active and well known in the legal community in West Virginia, having served as President of The West Virginia Bar from 2006 to 2007.  Mr. Fisher joined the board of Bank of Ripley in 1987 and, subsequent to its merger with City Holding Company, the City Holding Company Board in 1994. Mr. Fisher serves as Chairman of the Company’s Legal Oversight Committee.  He lives in the Jackson County market and is very active in community affairs, providing him knowledge of the community and its leaders.  The Governance Committee of the Board nominated Mr. Fisher based upon his legal expertise, his community experience and his prior board service.  Mr. Fisher owns, directly or indirectly, 20,981 shares of City Holding Company common stock.

Jay C. Goldman, 70, has served as a director since 1988.  Mr. Goldman received Bachelor’s degrees (business administration and real estate) from Morris Harvey College and the University of Charleston, respectively, and a Doctor of Jurisprudence degree (law) from West Virginia University.  Mr. Goldman is a licensed and State-certified real estate appraiser and licensed real estate broker, as well as a member of the WV State Bar.  He serves on the Board of Directors of the West Virginia Chamber of Commerce and as a trustee of the University of Charleston. Mr. Goldman is currently President of Goldman Associates, Inc., a real-estate firm based in Charleston, WV providing real-estate brokerage, appraisals, and consulting services.  As a result, Mr. Goldman’s knowledge regarding real estate and construction throughout West Virginia is extensive and highly beneficial to City.  Mr. Goldman’s knowledge of the economy and leaders throughout the State of WV is also exceptionally strong.  Mr. Goldman served as a Municipal Judge for the City of Charleston and as Mayor of Charleston, WV from 1999 until 2003.  He is, therefore, knowledgeable about political and municipal issues in West Virginia.  Mr. Goldman joined the City National Bank Board of Directors in 1986 and the City Holding Company Board of Directors in 1988.  As Chairman of City’s Governance and Nominating Committee, Mr. Goldman has attended numerous Continuing Education conferences on these topics. The Governance Committee of the Board nominated Mr. Goldman based upon his expertise in real estate which is an important industry for City’s commercial lending business, his knowledge of the WV economy and its leaders, his experience in governance matters, and his prior board experience. Mr. Goldman owns, directly or indirectly, 20,758 shares of City Holding Company common stock.

Charles R. Hageboeck, 51, has served as a director since 2005.  Mr. Hageboeck received a Ph.D. in Economics from Indiana University in 1991. He has spent most of his career in banking.  He now serves as City’s Chief Executive Officer and President.  Mr. Hageboeck was formerly with Indiana National Bank, NBD Bank, N.A., and Peoples Bank of Indianapolis. Mr. Hageboeck is the Chairman Elect of the West Virginia Banker’s Association and serves on the Boards of  the West Virginia Chamber of Commerce, the West Virginia Symphony Orchestra, and Thomas Health Systems.  He is active in other civic and cultural organizations.  In 2012, Mr. Hageboeck was recognized as a recipient of the State Journal’s prestigious “Who’s Who in West Virginia Business” award.  Mr. Hageboeck was elected to City’s Board upon becoming CEO in 2005, and is the only management director on the Board. The Governance Committee of the Board nominated Mr. Hageboeck by virtue of his role as City’s Chief Executive Officer and due to his strong experience as an officer at both smaller and larger banking institutions. Mr. Hageboeck owns, directly or indirectly, 63,920 shares of City Holding Company common stock.

Philip L. McLaughlin, 73, has served as a director since 1993(2).  Mr. McLaughlin received a Bachelor's degree (mathematics) from the College of William and Mary University, Williamsburg, Virginia.  He also completed the Stonier Graduate School of Banking program at Rutgers University.  Mr. McLaughlin joined City Holding Company in December 1998 through the merger of Horizon Bancorp, Inc. into City Holding Company.  He served as Chairman of the Board of City Holding Company from 1998 to 2002 and from 2007 until present; president and chief operating officer and director of Horizon Bancorp, Inc. from 1993 to 1998; and president and chief executive officer and director of Greenbrier Valley National Bank from 1971 to 1993. Complementing his years of banking experience, Mr. McLaughlin served on the Board of Directors of the Federal Reserve Bank of Richmond for three years.  During his term he served on the bank audit committee with one year as chairman.  He also served as president of the West Virginia Bankers Association.  He has been involved with numerous charitable organizations and currently serves on two foundation boards. The Governance Committee nominated Mr. McLaughlin based upon his knowledge of the banking industry and, in particular, his long service to City and its predecessor Boards and the leadership that he has shown in his role as City's chairman.  Mr. McLaughlin owns, directly or indirectly, 41,629 shares of City Holding Company common stock.

CLASS I DIRECTORS (Directors whose terms expire in 2015)

John R. Elliot, 68, has served as a director since 2007.  Mr. Elliot received Bachelor’s degrees from Kent State University (architecture) and West Virginia Institute of Technology (health care administration).  Mr. Elliot founded John Elliot Associates, Architects & Planners in 1972 and Continental Health Care Construction Company in 1980, both which specialized in the design and construction of nursing homes.  In 1982, Mr. Elliot founded AMFM, LLC, which today operates 12 skilled nursing facilities with over 880 beds throughout West Virginia and employs more than 1,100 people.  The Governance Committee considers AMFM to be a company of similar size and complexity to City Holding Company.  As the Owner and President of AMFM, LLC, the Board of Directors of City considers that Mr. Elliot’s business experience makes him a highly qualified addition to the Board. Mr. Elliot currently serves as Chairman of the West Virginia Symphony Orchestra, a member of the Executive Committee of the Clay Center for Arts and Sciences, member of the Board of Directors for the Buckskin Council, Boy Scouts of America, and member of the Board of the Kent State University Foundation. He has also served on the boards of the United Way, the YMCA, and the Sunrise Art Museum, and as a trustee of the AIA-WV Foundation for Architecture, giving him deep knowledge of the Charleston economy and its leaders.  Mr. Elliot was the President of the West Virginia Health Care Association and has served as the Regional Multi-facility Vice Chair and Secretary for the American Health Care Association, providing him a high level of industry experience in the health care industry. In 2010, Mr. Elliot was recognized as a recipient of the State Journal’s prestigious “Who’s Who in West Virginia Business” award.  Mr. Elliot owns, directly or indirectly, 161,412 shares of City Holding Company common stock.

David W. Hambrick, 72, has served as a director since 1993(2).  Mr. Hambrick received a Bachelor’s degree (finance) from the University of Florida and Doctor of Jurisprudence degree (law) from West Virginia University College of Law.  Mr. Hambrick was President and Chief Executive Officer of First National Bank of Alderson from 1976 until 1986; Executive Vice President and Trust Officer of Greenbrier Valley National Bank from 1986 until 2000; Executive Vice President of Horizon Bancorp, Inc. from 1998 until December 1998 and Vice President of City Holding Company from 1999 until March 2000.  During his tenure, he held a variety of lending, trust and financial positions including several years as principal financial officer.  In addition, Mr. Hambrick was a member of the Board of the Greenbrier Valley National Bank from 1993 to 1999; a member of the Board of Horizon Bancorp, Inc. from 1993 until its merger with City Holding Company on December 31, 1998; and, subsequently, he has been a member of the City Holding Company Board, giving him long-term historical perspective regarding the banking industry. Mr. Hambrick resides in Alderson, WV and is active in civic affairs within the region providing him strong knowledge of the Greenbrier County, WV market and its business leaders.  The Governance Committee nominated Mr. Hambrick based upon his knowledge of the banking industry, his knowledge of the Greenbrier County market and his long service to City and its predecessor Boards.  Mr. Hambrick owns, directly or indirectly, 44,247 shares of City Holding Company common stock.

J. Thomas Jones, 64, Mr. Jones was appointed to the Board of Director in July 2013.  Since January 2014, Mr. Jones has been the Executive Consultant to the CEO of West Virginia United Health System.  He was the Chief Executive Officer of West Virginia United Health System located in Fairmont, West Virginia, from 2003 until January 2014. During his tenure at United Health System , he oversaw its expansion from two hospitals—Ruby Memorial in Morgantown and United Hospital Center in Clarksburg—to include hospitals in Morgantown, Ranson and Parkersburg and become the largest health system in the state, employing over 10,000 people on 6 campuses.  Mr. Jones is also a director of Arch Coal, Inc. and, in 2014, was appointed to The Board of Governors of West Virginia University.  He has also been active in the state’s business community, and was inducted in 2012 into the West Virginia Business Hall of Fame. He has been chair of the Board of Directors of the West Virginia Chamber of Commerce, and has served on the boards of the American Hospital Association, the West Virginia Higher Education Policy Commission and many other local, state, and national groups. In 2008, WV Executive magazine named Jones one of the 50 Most Influential Leaders in West Virginia.  The Governance Committee nominated Mr. Jones based upon his business experience running a large, complex organization as well as his extensive knowledge of the Morgantown and central WV markets.  Mr. Jones owns, directly or indirectly, 1,337 shares of City Holding Company common stock.

James L. Rossi, 59, has served as a director since 2001(1).  Mr. Rossi, a licensed CPA, received his Bachelor’s degree from West Virginia University.  Mr. Rossi maintained his own public accounting firm, James Rossi, CPA from September 1978 to July 2008.  From July 2008 until May 2013, Mr. Rossi was the Chief Financial Officer of Valtronics, Inc. (which manufactures products for commercial and industrial clients).  Mr. Rossi also serves on the Board of Directors of Fruth Pharmacy, which operates 25 retail pharmacies in WV, KY and OH and employs over 600 people.  The Governance Committee considers Mr. Rossi’s accounting background, and status as an accounting expert, a key reason why he has been nominated and elected to City’s Board of Directors. Additionally, Mr. Rossi joined the Board of Directors of The Peoples National Bank (formerly known as The Peoples Bank of Point Pleasant) in 1997, the Board of Directors of City National Bank in 1999 and the City Holding Company Board of Directors in 2001.  The Governance Committee nominated Mr. Rossi based on his long experience on bank boards, his deep roots in Mason County, WV, and his knowledge regarding that local economy and its leaders.  Mr. Rossi owns, directly or indirectly, 14,860 shares of City Holding Company common stock.

CLASS II DIRECTORS (Nominees for a term to expire in 2016)

Charles W. Fairchilds, 66, Mr. Fairchilds was President of Allied Ready Mix Company in Waynesboro, VA from 1987 until his retirement in January 2009.  In this role, he was responsible for all aspects of three operating divisions that specialized in construction materials and employed over 150 people.  Prior to joining Allied Ready Mix Company, Mr. Fairchilds owned and operated his own machine shop business in Waynesboro, VA for five years.  He started his manufacturing career with Cummins Engine Company in 1973, holding various manufacturing positions within the company, including serving as Plant Manager of the Columbus Engine Plant which had over a million square feet of space and housed 5,500 employees, until his departure in 1983.  During his time in Waynesboro and Augusta County (Virginia), Mr. Fairchilds served his community in a variety of different roles including President of the Waynesboro YMCA and the Waynesboro/East Augusta Chamber of Commerce.  He earned his MBA at the University of Virginia.  Mr. Fairchilds previously served on the Board of Directors of Community Bank (“Community”), Staunton, VA beginning in 1996 until its merger with City Holding Company in January 2013.  Additionally, he served as Chairman of the Audit Committee of Community. The Governance Committee believes that due to his education and professional experiences, Mr. Fairchilds will bring strong leadership, management, finance and accounting skills to the Company’s Board.  Mr. Fairchilds owns, directly or indirectly, 6,416 shares of City Holding Company common stock.

William H. File III, 66, has served as a director since 2001(1).  Mr. File received a Bachelor’s degree (political science) from Lynchburg College, Virginia, and a Doctor of Jurisprudence (law) degree from West Virginia University College of Law.  Mr. File is a member of the firm File Payne Scherer & File PLLC and is the City Solicitor for Beckley, West Virginia.  Mr. File was first elected to the Bank of Raleigh Board of Directors in 1984.  He was a member of the Board of Horizon Bancorp, Inc. from 1993 until its merger with City Holding Company on December 31, 1998; and, subsequently, he has been a member of the City National Bank and City Holding Company Boards until the present date.  He is past Chairman and a Board Member of the West Virginia Educational Broadcasting Authority that oversees public television and public radio in West Virginia, President of the Board of the Beckley Area Foundation, a twenty-four million dollar community foundation, serving the Raleigh County market and a Trustee of Mountain State University.  Mr. File has deep knowledge of the Raleigh County economy and local leaders.  The Governance Committee of the Board nominated Mr. File based upon his legal expertise, his knowledge of the Raleigh County market, and his long tenure on bank boards. Mr. File owns, directly or indirectly, 22,505 shares of City Holding Company common stock.

Tracy W. Hylton II, 65, has served as a director since 1993(2).  Mr. Hylton is the President of Eller, Inc., a construction and reclamation company; President of Patience, Inc., a surface coal mining operation; and President of Lightning, Inc., a lease holding and coal sales company.  Mr. Hylton has a number of business interests including those in coal, automotive retailing, retail and real estate. Through these business interests he has knowledge of, and contacts with, many other business people around West Virginia.  He is active with a number of civic organizations, including the Raleigh County YMCA.  Mr. Hylton joined the board of the Bank of Raleigh in 1984, the board of Horizon Bancorp, Inc. in 1993, and subsequent to the merger with City Holding on December, 31, 1998, the City Holding Company Board.  Mr. Hylton has deep business contacts and knowledge of the West Virginia and Raleigh County marketplace.  The Governance Committee of the Board nominated Mr. Hylton based upon his varied business interests, knowledge, and contacts, his knowledge of the Raleigh County market, and his experience on bank boards. Mr. Hylton owns, directly or indirectly, 36,775 shares of City Holding Company common stock.

C. Dallas Kayser, 62, has served as a director since 1995.   Mr. Kayser received a Bachelor’s degree (economics) from Marshall University and a Doctor of Jurisprudence degree (law) from West Virginia University College of Law.  Mr. Kayser is the Senior Partner of Kayser, Layne & Clark PLLC of Point Pleasant, WV and has been in the practice of law in Mason County for many years.  He serves on the Board of Directors of Pleasant Valley Hospital, and has served on its compensation and executive committees.  In addition, he has served as Chairman of the Board of Trustees of the United Methodist Foundation of West Virginia, Inc., and currently serves as Treasurer, and on its Executive, Compensation, Audit and Investment Committees.  As such, he is knowledgeable about the economy and leaders of this market. Mr. Kayser was first nominated to the Board of The Peoples National Bank (formerly known as The Peoples Bank of Point Pleasant) in 1987 and subsequently to the City Holding Company Board in 1995. As Chairman of City’s Compensation Committee, Mr. Kayser has attended a significant number of continuing board education workshops and conferences regarding compensation. The Governance Committee nominated Mr. Kayser based upon his legal background, his knowledge of the business community of Mason County gained as an attorney, and his experience on bank boards. Mr. Kayser owns, directly or indirectly, 20,046 shares of City Holding Company common stock.

Sharon H. Rowe, 63, has served as a director since 2001(1).  Mrs. Rowe attended West Virginia University.  In February 2013, Ms. Rowe formed a limited liability corporation, SHR Consulting, LLC, which provides public relations, marketing and events planning services.  She retired as Vice President of Communications of The Greenbrier Resort and Club Management Company in 2005 after 27 years with the company and subsequently served as a senior consultant to two marketing communications firms until forming SHR Consulting, LLC.  Mrs. Rowe joined the Board of the Greenbrier Valley National Bank and Horizon Bancorp, Inc. in 1996, the Board of City National Bank of West Virginia in 1999 and, subsequently, in 2001, the City Holding Company Board of Directors.  A recognized leader in West Virginia’s tourism industry, she serves on the West Virginia Tourism Commission and is past chair and member of the board of directors of the West Virginia Hospitality and Travel Association.  Mrs. Rowe serves as a director on numerous boards in West Virginia including the Clay Center for the Arts and Sciences, The Mary Babb Randolph Cancer Center Board of Visitors, Greenbrier County Convention and Visitors Bureau and is a Director Emeritus of both HospiceCare and The Education Alliance.  The Governance Committee of the Board nominated Mrs. Rowe based upon her marketing and communications experience, prior bank board service and her statewide involvement.  Mrs. Rowe owns, directly or indirectly, 12,603 shares of City Holding Company common stock.

(1)           Prior to 2001, the director served on the City National Bank of West Virginia Board.
(2)	On December 31, 1998, the merger of Horizon Bancorp, Inc. (“Horizon”) into City Holding Company (“City Holding”) was consummated and certain directors of Horizon became directors of City Holding.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board of Directors

The Company is managed under the direction of the Board of Directors, which has adopted Codes of Business Conduct and Ethics and charters for the Governance and Nominating Committee, Compensation Committee and the Audit Committee that set forth certain corporate governance practices.  These documents are available on the Company’s Internet website at http://www.bankatcity.com under the Corporate Governance link located at the bottom of the page.

Board Leadership Structure and Oversight of Risk

The Company’s CEO does not also serve as the Chairman.  During 2013, the Chairman of the Board was Phillip McLaughlin, who presides at all meetings of the Board and meetings of the independent directors.  The decision to separate the roles of CEO and Chairman reflects internal control considerations and allows the Chairman to maintain an independent role in the oversight of management.  The Chairman of the Board also chairs the Executive Committee which is comprised of the chairmen of the other standing committees.  The Board’s involvement in risk management includes monthly reports and presentations by the Company’s Chief Credit Officer on credit trends, past-due loans, non-accruing loans, and classified loans; monthly reports and presentations by the Company’s EVP of Commercial Banking on lending activity with the prior month; participation by an independent director on the bank’s Executive Loan Committee; monthly reports on liquidity and transactions within the investment portfolio; monthly reports on capital; quarterly reports on interest rate risk and enterprise risk management; oversight of the internal audit function, regulatory compliance and loan review by the Audit Committee; annual reports to the Board of Directors from the Company’s primary regulators; oversight of significant legal risks through the Legal Oversight Committee, oversight of governance issues by the Corporate Governance Committee; and through other reports from management on additional areas of risk as they are identified.

Independence of Directors

Nasdaq rules require that a majority of the directors of Nasdaq-listed companies be “independent.” An “independent director” generally means a person other than an officer or employee of the listed company or its subsidiaries, or any other individual having a relationship, which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Certain categories of persons are deemed not to be independent under the Nasdaq rules, such as persons employed by the listed company within the last three years, and persons who have received (or whose immediate family members have received) payments exceeding a specified amount from the listed company within the last three years, excluding payments that are not of a disqualifying nature (such as compensation for board service, payments arising solely from investments in the listed company’s securities, and benefits under a tax-qualified retirement plan). Nasdaq rules impose somewhat more stringent independence requirements on persons who serve as members of the audit committee or, beginning in 2014, the compensation committee of a listed company.

Of the thirteen persons who currently serve on our Board of Directors, we believe that Messrs. Elliot, Fairchilds, File, Fisher, Goldman, Hambrick, Hylton, Jones, Kayser, McLaughlin, Rossi and Ms. Rowe are “independent” for purposes of Nasdaq rules. Mr. Hageboeck is not considered independent because he is an officer of City Holding Company. The Board has also determined that no member of the Audit Committee has any material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and that all members of this committee meet the criteria for independence under the Nasdaq listing standards.

Meetings of Independent Directors

Independent members of the Board of Directors generally meet in executive sessions without management either immediately preceding or immediately following every regularly scheduled Board meeting.  Other sessions may be called by the Chairman in his or her own discretion or at the request of the independent members of the Board.  The independent directors met eleven times in 2013.  Mr. McLaughlin, the independent Chairman, leads both the regular meetings of the Company’s directors as well as the executive sessions of independent directors.

Shareholders and other interested persons may contact the Chairman of the Board or the independent members of the Board of Directors as a group through the method described in “Communications with the Board of Directors” below.

Attendance at Annual Meeting

Although there is no formal written policy, the Company expects all directors to attend the annual meeting of shareholders each year and historically more than a majority have done so.  All directors attended the annual meeting of shareholders held on April 24, 2013.

Communications with the Board of Directors

The Board of Directors has unanimously approved a process for shareholders to send communications to the Board of Directors and individual directors.  Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board, the independent directors or a specified individual member of the Board in writing by mail c/o City Holding Company, 25 Gatewater Road, P. O. Box 7520, Charleston, WV 25356-0520, Attention: Victoria A. Faw, Corporate Secretary.  All communications will be forwarded to the Board of Directors, the specified committee of the Board or the specified individual director, as appropriate.  The Company screens all regular mail for security purposes.

Availability of Codes of Business Conduct and Ethics and Committee Charters

In December 2009, the Company adopted a new Code of Business Conduct and Ethics which applies to all employees (including its chief executive officer and chief financial officer).  Members of the Board of Directors are governed by a separate Code of Business Conduct and Ethics approved in January 2004.  All members of the Board of Directors attest to their continued compliance with the Code of Business Conduct and Ethics annually.  Both of the Codes of Business Conduct and Ethics and the charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on the Company’s Internet website at http://www.bankat city.com under the Corporate Governance link located at the bottom of the page. The Company intends to disclose any changes in or waivers from its Codes of Business Conduct and Ethics by posting such information on its website or by filing a Form 8-K.

Committees of the Board of Directors and Meeting Attendance

The full Board of Directors met twelve times during the fiscal year ended December 31, 2013.  No member of the Board of Directors of the Company attended less than 75% of the aggregate meetings of the Board of Directors and all committees on which such director served during 2013.

Membership on Certain Board Committees

The Board of Directors of City Holding Company has established an Audit Committee, Executive Committee, Nominating and Governance Committee, Compensation Committee and Legal Oversight Committee.  The following table sets forth the membership of such committees and the independence of each director as of the date of this proxy statement.

Director	Executive Committee	Audit Committee	Nominating and Governance Committee	Compensation Committee	Legal Oversight Committee	Independent*
John R. Elliot	--	--	X	X	--	X
Charles W. Fairchilds	--	X	--	--	--	X
William H. File III	--	--	X	X	X	X
Robert D. Fisher	--	--	X	X	Chairman	X
Jay C. Goldman	X	--	Chairman	X	X	X
Charles R. Hageboeck	X	--	--	--	--	--
David W. Hambrick	--	X	--	--	X	X
Tracy W. Hylton II	--	X	--	--	--	X
J. Thomas Jones (1)	--	--	--	--	--	X
C. Dallas Kayser	X	---	X	Chairman	X	X
Philip L. McLaughlin	Chairman	--	--	--	--	X
James L. Rossi	X	Chairman	--	--	--	X
Sharon H. Rowe	--	X	--	--	--	X

Number of Meetings Held in 2013	1	6	1	4	0	11

* Director meets the independence requirements as defined in the listing standards of Nasdaq and SEC Regulations
(1)  Mr. Jones has not yet been appointed to serve on any committees of the Board of Directors.

Executive Committee

For the fiscal year ended December 31, 2013, the Executive Committee consisted of Messrs. Goldman, Hageboeck, Kayser, McLaughlin (Chairman) and Rossi.  Subject to limitations imposed by the West Virginia Business Corporation Act, the Executive Committee has the power to act between meetings of the Board on virtually all matters that the Board could act upon, but generally as a matter of practice reserves its function for special or emergency purposes.  The Executive Committee met one time during the fiscal year ended December 31, 2013.

Compensation Committee

During 2013, the Compensation Committee consisted of Messrs. Kayser (Chairman), Elliot, File, Fisher, and Goldman.  The Board of Directors has determined that each of the current members of the Compensation Committee is “independent” within the meaning of the general independence standards of the listing standards of The NASDAQ Stock Market, Inc.  For a description of the function of the Compensation Committee, see “Board Compensation Committee Report on Executive Compensation” beginning on page 24.  The Compensation Committee met four times during the fiscal year ended December 31, 2013.

Audit Committee

In 2013, members of the Audit Committee included Messrs. Rossi (Chairman), Fairchilds, Hambrick, and Hylton and Ms. Rowe, none of whom is employed by the Company.  The Board of Directors has determined that each of the current members of the Audit Committee is “independent” within the meaning of the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, and as incorporated into NASDAQ listing standards.  The Board of Directors has also determined that James L. Rossi, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002 and is “independent” within the meaning of the general independence standards of the NASDAQ listing standards.  The Audit Committee held six meetings during fiscal year 2013.  The Audit Committee selects the Company’s independent registered public accounting firm (subject to shareholder ratification), considers the scope of the audit, reviews the activities and recommendations made by the Company’s internal auditors, and considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure.

Governance and Nominating Committee

During 2013, the Governance and Nominating Committee (“Governance Committee”) consisted of Messrs. Goldman (Chairman), Elliot, File, Fisher, and Kayser.  The Board of Directors has determined that each of the current members of the Governance Committee is “independent” within the meaning of the general independence standards of the listing standards of Nasdaq.  For a description of the function of the Governance Committee, see the “Governance and Nominating Committee Report” on page 5.  The Governance Committee met one time during fiscal year 2013.

Director Candidate Recommendations and Nominations by Shareholders.  The Governance Committee’s Charter provides that the Governance Committee will consider director candidate recommendations by shareholders.  Any shareholder entitled to vote for the election of directors may (1) recommend candidates for election to the Board of Directors or (2) nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the Company’s Amended and Restated Bylaws, which are summarized in “Shareholder Proposals and Nominations” beginning on page 39.

Governance and Nominating Committee Process for Identifying and Evaluating Director Candidates.  For a description of the Governance Committee’s process for identifying and evaluating candidates for election to the Board of Directors, see the “Governance and Nominating Committee Report” on page 5.  The Governance Committee did not receive any recommendations from any shareholders in connection with the 2014 annual meeting.

Legal Oversight Committee

During 2013, the Legal Oversight Committee (“Legal Committee”) consisted of Messrs. Fisher (Chairman), File, Goldman, Hambrick, and Kayser.  The Legal Committee did not meet during fiscal year 2013.  The Legal Committee meets on call as necessary with management and/or outside legal counsel to review the Company’s outstanding litigation and to advise management on such matters as requested.

Compensation of Directors

For 2013, non-employee directors of the Company received an annual retainer of $12,500 and $500 for each Board or committee meeting attended.  In addition, Messrs. Goldman, Kayser, McLaughlin and Rossi, received committee chair and Chairman fees of $5,000, $5,000, $15,000 and $10,000, respectively.  Expenses associated with attending meetings, such as travel costs and meals, are considered integrally and directly related to the performance of their duties as directors, are not considered to be personal benefits or perquisites and are not separately disclosed.

On February 27, 2013, the Board awarded $19,964 of Company Common Stock, par value $2.50, to each non-employee director of the Company on December 31, 2012.  In addition, the Board awarded, on December 18, 2013, $4,981 of Company Common Stock, par value $2.50, to each non-employee director of the Company as of the date of grant and pro-rated based upon their service during the year.  The market prices of Company Common Stock on the dates of grant, February 27, 2013 and December 18, 2013, were $37.74 per share and $46.12 per share, respectively.

Bank of Raleigh Directors Deferred Compensation Plan

Between 1987 and 1998, ten directors of the former Bank of Raleigh deferred all or part of their director fees in exchange for compensation that was deferred until their 70th birthdays.  The Bank of Raleigh was part of Horizon Bancorp, Inc. which merged with the Company on December 31, 1998. The shareholders of both corporations ratified that merger and the benefits due under the Bank of Raleigh Directors Deferred Compensation Plan when they approved the merger in 1998.  Directors File and Hylton were directors of the former Bank of Raleigh, and are covered by these plans.  Under the terms of these plans, directors were given the opportunity to defer all or a portion of their directors’ fees for their service to the Bank of Raleigh beginning in 1987 through 1998.  As a result of such deferrals, these directors (or their survivors) are entitled to payments for a period of 15 years upon reaching retirement age, as defined by the plans, or death.  The methodology for calculating future benefits for these directors was established at the time that the deferrals were made, and is unaffected by their current service on the Board of the Company.  The Company accrued the present value of these obligations on its Consolidated Balance Sheet.  Their deferred benefits under the plan are as follows:

	Monthly Pension Benefit	Pension Start Date	Present Value of Benefit @ 12/31/13	Expense Recognized In 2013 In Regard to Benefits
William H. File III	$6,631	7/1/2017	$643,706	$39,702
Tracy W. Hylton II	$4,790	9/1/2018	$433,589	$26,743

2013 DIRECTOR COMPENSATION

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)

John R. Elliot	20,000	24,945	-	-	-	-	44,945
Charles W. Fairchilds	20,000	24,945	-	-	-	-	44,945
William H. File III	20,500	24,945	-	-	39,702	-	85,147
Robert D. Fisher	20,500	24,945	-	-	-	-	45,445
Jay C. Goldman	26,000	24,945	-	-	-	-	50,945
Charles R. Hageboeck (1)	-	-	-	-	-	-	-
David W. Hambrick	21,000	24,945	-	-	-	-	45,945
Tracy W. Hylton II	20,000	24,945	-	-	26,743	-	71,688
J. Thomas Jones (2)	7,708	2,490	-	-	-	-	10,198
C. Dallas Kayser	25,500	24,945	-	-	-	-	50,445
Philip L. McLaughlin	38,125	24,945	-	-	-	-	63,070
James L. Rossi	32,000	24,945	-	-	-	-	56,945
Sharon H. Rowe	21,500	24,945	-	-	-	-	46,445

(1)	Mr. Hageboeck, President and CEO of the Company, does not receive fees for director or committee service or for meeting attendance.
(2)	Mr. Jones joined the Board of Directors in July 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of five independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects the Company’s independent registered public accounting firm, subject to shareholder ratification. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and for performing an audit of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm.

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young relating to the independence of that firm as required by Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), as currently in effect, and has discussed with Ernst & Young that firm’s independence from the Company. The Audit Committee has also considered whether the provision of non-audit related services by Ernst & Young is compatible with maintaining Ernst & Young’s independence and determined that Ernst & Young’s independence has not been impaired.

Based upon the Audit Committee’s discussions with management and Ernst & Young and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

Respectfully submitted,
James L. Rossi, Chairman
Charles W. Fairchilds
David W. Hambrick
Tracy W. Hylton, II
Sharon H. Rowe

February 25, 2014

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference.  It will not be otherwise filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during 2013 were Messrs. Kayser (Chairman), Elliot, File, Fisher, and Goldman.  None of the individuals who served as a member of the Compensation Committee during 2013 were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

EXECUTIVE OFFICERS OF CITY HOLDING COMPANY

The following table sets forth the name of each executive officer as of December 31, 2013, and the principal positions and offices held with the Company.  Unless otherwise indicated, each of these officers has served as an executive officer of the Company for at least five years.  Executive Officers’ ages are shown as of the date of the annual meeting, April 30, 2014.

Name	Age	Business Experience
Charles R. Hageboeck	51
President and Chief Executive Officer, City Holding Company and City National Bank since February 2005.  Executive Vice President and Chief Financial Officer, City Holding Company and City National Bank from June 2001 – January 2005.

Craig G. Stilwell	58
Executive Vice President of Retail Banking, City Holding Company and City National Bank since February 2005.  Executive Vice President of Marketing & Human Resources, City Holding Company and City National Bank May 2001 – February 2005.

John A. DeRito	64	Executive Vice President of Commercial Banking, City Holding Company and City National Bank since June 2004.
David L. Bumgarner	49	Senior Vice President and Chief Financial Officer, City Holding Company and City National Bank since February 2005.
Jeffrey D. Legge	50	Senior Vice President, Chief Administrative Officer and Chief Information Officer, City Holding Company and City National Bank since December 2005.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs as well as the compensation determinations relating to the President & Chief Executive Officer, Chief Financial Officer, EVP Retail Banking, EVP Commercial Banking and the SVP of Operations/CIO, who are collectively referred to as the “named executive officers” or “executives.”

This discussion should be read together with the compensation tables for our named executive officers, which can be found following this discussion.

Executive Summary

Financial and Strategic Highlights

City Holding Company completed another successful year in 2013 from both a financial performance and growth perspective. The Company expanded through the completed acquisition of Community Financial Corporation in early 2013, increasing total assets to $3.4 billion. Community Financial Corporation, and Virginia Savings Bank (which was acquired in May 2012), both had significant levels of classified loans. During 2013, the company had significant success in achieving quick resolutions for many problem loans, which enhanced the company’s net interest income because losses on these loans were generally less than anticipated at the time of acquisition. The Company also recorded significant acquisition and integration expenses in both 2012 and 2013 associated with these two mergers.

Financial highlights include:

•	Net income of $48.2 million

•	Return on Average Assets (“ROAA”) of 1.43%

•	Return on Average Tangible Common Equity (“ROATCE”) of 17.4% after adjusting for acquisition-related expenses

•	Efficiency ratio of 55.8%

•	Net interest margin increased from 3.96% for 2012 to 4.33% in 2013

•	Loan balances increased $460 million including the acquisition of Community and $70 million excluding the acquisition

Key Compensation Outcomes

Compensation outcomes for 2013 reflected the Company’s strong performance during the year and included cash and equity awards that were generally above targeted performance levels as determined under the Company’s executive incentive plans.  The Board approved significant changes to the executive incentive plans to ensure that compensation reflects the Company’s performance, supports shareholder value creation and is aligned with the Company’s long-term safety and soundness.  These changes first became effective in 2011 and the Board continued the use of these plans in 2013.

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Salaries:  Salaries were set in 2011 based in part upon recommendations from McLagan, an Aon Hewitt Company and were not increased in 2012. The Board made small adjustments to base salaries in 2013 ranging from 2.2% to 3.6% to reflect cost-of-living adjustments and in anticipation of an engagement with McLagan with respect to 2014 compensation levels.

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Cash Incentives:  The Company performed above targeted performance levels in 2013 and achieved its performance triggers relating to capital and asset quality.  As a result, executives received cash incentives above the targeted payout levels.  Awards were 157% of targeted payout levels.

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Long-Term Incentives:  The Company granted restricted stock and stock options in early 2013 based on Company and executive performance in 2012.  Awards values were determined based on both formalized performance goals and the Board’s subjective assessment of Company and individual performance.  Based on these factors, executives received equity ranging from 120% to 130% of targeted payout levels.

Say on Pay Vote

The Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to permit a separate non-binding shareholder vote to approve the compensation of its executives.  The Company held this advisory "say-on-pay” vote at the 2013 annual shareholders meeting.  Shareholders overwhelmingly approved the compensation of the executives, with 96.3%  of shareholder votes cast in favor of the say-on-pay proposal.

The Company considered the number of votes cast in favor of the 2013 say-on-pay proposal to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders.  As a result, the Compensation Committee retained its overall approach to executive compensation and did not make significant changes to the executive compensation program.  The Company will continue to monitor the level of support for each say-on-pay proposal in the future and will consider this alongside other factors as it makes future executive compensation decisions.

Executive Compensation Philosophy

The Compensation Committee believes that its principal responsibility is to ensure that the Company’s compensation practices allow it to keep qualified management and to focus management on achieving business and financial objectives intended to increase shareholder returns and drive sustained value creation without promoting excessive risk taking.

The Committee believes that overall compensation should reflect compensation levels of comparable executives at peer institutions while also taking into account individual responsibilities and contributions to the Company’s overall performance as measured by profitability, the market price of the Company’s stock, and progress made toward achieving long-term strategic objectives.

In line with its pay-for-performance philosophy, the Committee believes that executives whose companies have performed well should be better compensated than executives whose companies have performed poorly.  As such, the Company has generally targeted base salaries near the peer group median, provided strong cash incentive opportunities when the Company performs well, and stock compensation that rewards management for long-term success.  The Company has not emphasized tenure-based compensation such as defined benefit pension plans and SERPs.  The Company’s Board considers such forms of compensation to be misaligned with shareholder interests because it believes these forms of compensation generally reward tenure instead of performance. In short, the executives are accountable for the performance of the Company and the Board has designed the compensation program to reflect this.

Role of the Compensation Committee

The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for executive officers and directors of the Company.  The Compensation Committee completed the following actions relative to 2013 executive compensation:

•	Reviewed and approved stock ownership requirements of named executive officers and directors, which were effective in 2012
•	Reviewed and approved the compensation peer group
•	Reviewed base salaries in the context of McLagan’s 2011 compensation study
•	Reviewed the Company’s compensation philosophy
•	Reviewed and approved the 2013 cash incentive plan
•	Reviewed and approved equity awards to named executive officers
•	Reviewed and approved cash incentive payments for named executive officers
•	Reviewed the Compensation Committee charter

Role and Relationship of the Compensation Consultant

As permitted by the Compensation Committee charter, the Committee periodically engages an independent outside compensation consultant to advise the Committee on executive compensation matters.  In 2013, the Committee retained McLagan, an Aon Hewitt company, to provide independent executive compensation advice and market compensation information. During 2013, McLagan assisted the Compensation Committee with the following initiatives :

•	Assisted in selecting a peer group of institutions for compensation benchmarking
•	Compiled information relating to executive compensation from peer banks
•	Advised the Committee on changes in industry compensation practices and provided insight on emerging regulations
•	Provided recommendations to the Committee regarding salaries and the appropriate level of cash incentives and equity awards
•	Assisted in the re-design of the Company’s annual cash incentive and long-term equity incentive programs
•	Compiled information relating to board of director compensation from peer banks
•	Provided recommendations to the committee with regard to structure and amount of board of director compensation for 2014
•	Assisted in the development of the Company’s Compensation Discussion & Analysis in the 2013 proxy statement

The Committee evaluated McLagan’s analysis and recommendations alongside other factors when making compensation decisions affecting the Company’s 2013 executive compensation program and when submitting its own recommendations to the Board on these matters.

Pursuant to the terms of its retention, McLagan reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan.  McLagan did not provide any services outside those related to executive compensation and the Committee approved all projects completed by McLagan.

In March of 2014, the Compensation Committee reviewed its relationship with McLagan and considered McLagan’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 and under the applicable Nasdaq listing rules.  The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) other services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of McLagan's total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation Committee; (5) any Company stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan's senior advisors involved in the engagements did not raise any conflict of interest.

Role of Management

The CEO assists the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings.  As requested by the Compensation Committee, the CEO participates in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information.  The CEO provides his insights and suggestions regarding compensation, but only Compensation Committee members, in executive session without the CEO or any other members of management present, vote on executive compensation decisions and other Company compensation matters under their purview for recommendation to the Board of Directors.

In 2013, the CEO made recommendations to the Committee regarding base salaries, incentive goals, and equity awards for executives other than himself.  The Committee retained discretion to approve or modify recommendations prior to approval or, in the case of equity awards, prior to presentation before the Board of Directors for approval.  The Committee discussed the CEO’s recommendations with him, but made final deliberations in executive session, without the CEO, or any members of management present.

Balancing Profitability and Risk

The Compensation Committee is responsible for establishing incentive plans for executive officers that achieve an appropriate balance between Company results and risk.  The Committee recognizes that the business of banking inherently requires that the Company take on certain risks—in its lending activities, its depository activities, its investing activities, as well as many other facets of the traditional banking business.  For instance, every loan made represents the extension of “risk” in exchange for a return in the form of interest paid by the customer to the bank. However, the Company recognizes that if incentive compensation is tied disproportionately to short-term performance metrics, or if proper controls and balances are not in place, there is some possibility that executives might be induced to take on excessive risk in pursuit of short-term gains, which would result in an undesirable risk-return balance.

To help ensure that incentive plans appropriately balance profitability and risk, the Committee undertook a comprehensive review of the Company’s incentive plans in accordance with the final joint guidance issued by banking regulators regarding compensation risk.  In support of its risk management goal, the Committee noted that the Company has established a compensation philosophy that balances short-term incentives paid for achieving strong short-term results with long-term stock incentives whose value would be negatively impacted by loan losses in the long-run.  In addition, the executive incentive plans incorporate asset quality and capital triggers to help ensure that executives appropriately balance return and risk.  The triggers also help ensure that incentives are appropriate and justifiable in the context of the Company’s overall financial condition.  If asset quality or capital levels deteriorate below thresholds prescribed by the Board, incentives would be reduced or eliminated.

Upon due consideration of these items, the Committee believes that the Company’s incentive plans are designed in such a way as to encourage executives to take only prudent levels of risk in the pursuit of strong performance on behalf of shareholders.  Furthermore, it believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on its business or operations.

Competitive Benchmarking and Peer Groups

The Compensation Committee believes that it is important to periodically review compensation in the context of the Company’s performance and the compensation offered by its peers in the market, which it considers to include companies of similar size, markets, and products.  While the Compensation Committee did not engage in a formal compensation benchmarking process to determine executive compensation for fiscal year 2013, the Company continued to review its performance compared to two peer groups.

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National Peer Group – Publicly traded banks with total assets between $2 and $5 billion (96 banks as of December 31, 2013).  This group was used for performance comparisons and was not used to conduct a formal market analysis of compensation.

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Regional Peer Group – The Regional Peer Group was determined in 2013, with the assistance of McLagan, in preparation for a comprehensive review of executive compensation for 2014, and to reflect the company’s larger footprint due to two recent acquisitions. Comprised of 20 banks, based on the following criteria:

o	Asset size in the range of $2 billion - $7 billion
o	ROAA & ROAE > 0%
o	At least fifteen percent of revenues from non-interest income
o	No TARP participants
o	Commercial loans <85% of total loans
o	Branches >20
o	Operating in Indiana, Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, South Carolina, Virginia, West Virginia, and New York (excluding New York City)
▪	excludes companies in top 5 metro areas (MSA’s)
▪	excludes thrifts
▪	excludes thinly traded companies
o	No targets of announced mergers (excluding Union First Market Bankshares Corporation and StellarOne Corporation)

The banks included in the “Regional Peer Group” (including their state abbreviation and stock ticker symbol) are:

1st Source Corporation (IN, SRCE)	BNC Bancorp (NC, BNCN)
Cardinal Financial Corporation (VA, CFNL)	Community Trust Bancorp Inc. (KY, CTBI)
Financial Institutions, Inc. (NY, FISI)	First Commonwealth Financial Corporation (PA, FCF)
First Community Bancshares Inc. (VA, FCBC)	First Financial Corporation (IN, THFF)
First Financial Holdings, Inc. (SC, SCBT)	First Merchants Corporation (IN, FRME)
MainSource Financial Group, Inc. (IN, MSFG)	Metro Bancorp, Inc. (PA, METR)
Republic Bancorp Inc. (KY, RBCAA)	S&T Bancorp, Inc. (PA, STBA)
S.Y. Bancorp, Inc (KY, SYBT)	Sandy Spring Bancorp, Inc. (MD, SASR)
StellarOne Corporation (VA, STEL)	Tompkins Financial Corp (NY, TMP)
Union First Market Bankshares Corporation (VA, UBSH)	Univest Corp. of Pennsylvania (PA, UVSP)
WesBanco Inc. (WV, WSBC)

Performance Comparison to Market

The Company was clearly a top performer in 2013 compared to both the National and Regional peer groups.  The Company’s performance ranked above the median, and was in most cases above the 70th percentile of both peer groups, as shown in the table below. None of CHCO’s performance metrics have been adjusted for acquisition-related expenses.

Performance Measures – 2013	CHCO	National Peer Group (Median)	CHCO to National Peer Group (Percentile Rank)	Regional Peer Group (Median)	CHCO to Regional Peer Group (Percentile Rank)
Total Assets	$3.4B	$3.0B	67%	$3.4 B	43%
Net Income	$48.2M	$25.3M	91%	$31.5M	71%
ROAA	1.43%	0.91%	91%	0.95%	95%
ROATCE	16.2%	10.19%	89%	11.2%	95%
Number of Branches	82	37	89%	69	71%

Discussion of Executive Compensation Components

The following table outlines the major elements of 2013 total compensation for our executives:

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long-Term
Base Salary	Helps attract and retain executives through periodic payments of market-competitive base pay	Based on individual performance, experience, and scope of responsibility. Used to establish cash and equity incentive award opportunities.	Fixed	Short-Term
Cash Incentives	Encourages achievement of financial performance metrics that create near-term shareholder value
Quantitatively ties the executive’s compensation directly to factors that are judged important to the success of the Company and within each executive’s own sphere of influence.
Most executives share a common profitability goal, while a portion of the incentive plan for the EVP Commercial Banking is tied to commercial loan growth.
Incentives for all executives are conditioned on additional performance triggers that help ensure Company remains positioned to perform over the long-term.
			Performance Based	Short-Term
Long-Term Incentive Awards	Aligns long-term interests of executives and shareholders while creating a retention incentive through multi-year vesting
Grant values are based partially on the achievement of predefined Company performance objectives and partially on the Board’s subjective evaluation of performance.
Resulting awards are designed to maintain a link to the long-term interests of shareholders and emphasize long-term demonstrated financial performance through a tie to the Company’s stock price and dividend payments.
			Performance Based	Long-Term
Other Compensation	Dividends on restricted stock and health and welfare benefits on the same basis as other employees	Dividends on restricted stock further enhance the executive’s link to shareholders by ensuring they share in the distribution of income generated from ongoing financial performance.	Fixed & Performance Based	Short-Term & Long-Term

Base Salary

The Compensation Committee reviews salaries of the peers, but always bases determinations on the qualifications, experience and performance of the individual executives and value of the position to the organization.

In 2011, the Committee reviewed the performance of individual executives within the scope of their own responsibilities in the Company.  The CEO’s performance was evaluated based upon the performance of the Company as a whole.  The Committee also reviewed the results of the market compensation study performed by McLagan and noted that the salaries for the executives were generally below the median of the peers.  The Committee requested that McLagan provide recommended salary levels, which served as a starting point in the Committee’s decision process surrounding salary increases.

After reviewing the salaries recommended by McLagan in 2011 and noting the performance of the Company and individual executives, the Committee recommended that the Board increase salaries from their 2010 levels.  Subsequently, the Committee determined not to increase salaries for 2012 but did recommend increases of 2.2% to 3.6% for 2013 based upon a review of performance.  The Board approved salaries as recommended and described below:
Name	Title	2011 Salary	2012 Salary	2013 Salary
Charles R. Hageboeck	President & CEO	$450,000	$450,000	$460,000
David L. Bumgarner	Chief Financial Officer	195,000	195,000	200,000
Craig G. Stilwell	EVP, Retail Banking	275,000	275,000	285,000
John A. DeRito	EVP, Commercial Banking	230,000	230,000	238,000
Jeffrey D. Legge	SVP Operations/CIO	-	-	158,000

Cash Incentives

The Company’s cash incentive plan is designed to motivate executives to achieve the Company’s annual performance objectives by tying a portion of compensation directly to factors that will create both short-term and long-term value to the Company’s shareholders.

During 2011, with the assistance of its compensation consultant, the Board determined that Return on Average Tangible Common Equity (ROATCE) represented the best measure of the Company’s success on behalf of its shareholders and determined to use ROATCE as the primary performance goal in the cash incentive plan for most executives.  With input from management, the Board approved departmental performance goals for select individuals that support the broader objectives of the Company and were within each executive’s sphere of influence.  In addition, cash incentive payments are subject to capital and asset quality triggers to discourage excessive risk-taking and ensure the plan balances profitability with the Company’s safety and soundness as a financial institution.

The tables below show the 2013 performance goals and results, weighting within the cash incentive plan, total cash incentive award opportunities, and payouts under the plan for 2013.

Name	Title	Goal Weighting
Charles R. Hageboeck	President & CEO	100% ROATCE
David L. Bumgarner	Chief Financial Officer	100% ROATCE
Craig G. Stilwell	EVP, Retail Banking	100% ROATCE
John A. DeRito	EVP, Commercial Banking	50% ROATCE 50% Commercial Loan Growth
Jeffrey D. Legge	SVP Operations/CIO	100% ROATCE

	2013 Performance Goal			Actual 2013 Result
	Threshold	Target	Maximum
ROATCE*	8%	14%	20%	17.4%
Commercial Loan Growth (Mr. DeRito only)**	--	2.5%	--	7.3%
*Expenses associated with acquisition are excluded from ROATCE calculations ** Loan growth excluding loans associated with the 2013 acquisition of Community Financial Corporation
Performance Triggers – Payment of incentives are subject to the following conditions
Company must receive “well-capitalized” rating by primary regulators (achieved in 2013) Ratio of non-performing assets to total assets cannot exceed 4.84% (achieved in 2013)

The table below shows the 2013 ROATCE performance result as calculated for purposes of the incentive plan.  The final ROATCE result excludes expenses associated with the Company’s acquisition of Community Financial Corporation.

2013 ROATCE – Reconciliation for expenses associated with acquisition
Reported Income Before Income Taxes	$73,490
Merger Expenses	5,526
Adjusted Reported Income Before Income Taxes	79,016
Income Taxes	27,176
Adjusted Net Income	$51,840
Average Equity	$373,102
Average Intangible Assets	75,453
Average Tangible Equity	$297,649
Return on Average Tangible Common Equity	17.4%

	Cash Incentive Award Opportunity as % of Salary			Actual 2013 Award
Name	Threshold	Target	Maximum	(% of salary)	($)
Charles R. Hageboeck	0%	45%	90%	71%	325,191
David L. Bumgarner	0%	25%	50%	39%	78,500
Craig G. Stilwell	0%	35%	70%	55%	156,608
John A. DeRito	0%	35%	70%	55%	130,627
Jeffrey D. Legge	0%	25%	50%	39%	62,015

Long-term Incentives

The Company believes in structuring its compensation plans to reflect an appropriate balance between short-term incentive compensation that rewards management for maintaining strong current financial performance and long-term compensation that rewards management for increases in the long-term underlying value of the Company.  The Company also recognizes the importance of maintaining a stable and qualified executive management team to the long-term success of the institution.  To support these objectives, the Company provides the executives with the opportunity to receive equity-based awards in the form of both stock options and restricted stock.

Stock Options
Options derive their value through price-appreciation only and therefore, motivate executives to increase stock price. The Company does not weight options as heavily as restricted stock in the total (30% of 2013 equity grant)

Restricted Stock
Restricted stock rewards executives for long-term stock price increases and preserves alignment with shareholders throughout all stock price performance conditions—both above and below the price on the date of grant.  The Committee has chosen to emphasize restricted stock (70% of 2013 equity grant)  to ensure that a majority of each executive’s long-term compensation remains aligned with shareholders even during periods of general market decline.

Vesting
The Board established a five-year vesting period to encourage the executive to remain a part of and contribute to the Company’s long-term success.  Both stock options and restricted stock are subject to a five-year cliff-vesting period requiring executives to forfeit unvested shares upon leaving the Company’s employment prior to the completion of the vesting period.

Dividends
The Company provides dividends on restricted stock to allow executives to share in the distribution of income generated from the Company’s ongoing financial performance and further align the interests of the executives with those of shareholders.
Dividend payments ensure that executives are immediately affected by any decrease or increase in the Company’s dividend payments.

Timing of Awards
The Compensation Committee has adopted a general practice of providing long-term incentive awards to executives annually in conjunction with the payment of cash incentives based on the performance of the Company and the executive in the previous year, typically in February or March of each year.  However, the Committee may consider recommendations for stock grants to the Company’s executive officers at any time, at its own discretion, and as circumstances necessitate.

Pricing of Awards
It is the Company’s policy that all option and restricted stock grants be dated on the date that they are approved by the Board of Directors and at an exercise price equal to the closing price of the Company’s common stock on that day.

The Board approves annual equity awards to the executives based 50% on formalized goal achievement and 50% on the Board’s subjective evaluation of Company and executive performance.  The performance goals used to determine a portion of the equity grant are the same goals used to determine cash incentives—based primarily on ROATCE.  In this way, the value ultimately delivered to executives through equity awards is based both on annual performance (determines value at grant) and long-term stock price performance (determines realizable value).  Goals and goal weighting used to determine the awards granted in early 2013 were as follows.

Name	Title	Goal Weighting
Charles R. Hageboeck	President & CEO	50% ROATCE (2012) 50% Board Discretion
David L. Bumgarner	Chief Financial Officer	50% ROATCE (2012) 50% Board Discretion
Craig G. Stilwell	EVP, Retail Banking	50% ROATCE (2012) 50% Board Discretion
John A. DeRito	EVP, Commercial Banking	25% ROATCE (2012) 25% Commercial Loan Growth (2012) 50% Board Discretion
Jeffrey D. Legge	SVP Operations/CIO	25% ROATCE (2012)

The table below shows the 2012 performance goals and the actual results used in the determination of equity awards granted in early 2013 and appearing in the Summary Compensation Table for 2013.   Performance was above the target goal level.

	2012 Performance Goals			Actual 2012 Result
	Threshold	Target	Maximum
ROATCE*	8%	14%	20%	15.8%
Commercial Loan Growth (Mr. DeRito only)	--	4.0%	--	5.6%
         *Expenses associated with acquisition of Virginia Savings Bank in 2012 were excluded from ROATCE calculations.

The table below shows the 2012 ROATCE performance result as calculated for purposes of the incentive plan.  The final ROATCE result excludes expenses associated with the Company’s acquisition of Virginia Savings Bank.

2012 ROATCE – Reconciliation for expenses associated with acquisition
Reported Income Before Income Taxes	$59,243
Merger Expenses	4,708
Adjusted Reported Income Before Income Taxes	63,951
Income Taxes	22,180
Adjusted Net Income	$41,771
Average Equity	$325,073
Average Intangible Assets	60,931
Average Tangible Equity	$264,142
Return on Average Tangible Common Equity	15.8%

The executives’ receipt of long-term incentive awards is also conditioned on the same capital and asset quality triggers utilized in the cash incentive plan.  Executives are not eligible to receive awards in any given year if these performance triggers are not met.

The Board reviewed each executive’s performance and the Company’s performance and approved discretionary awards with values that generally mirrored the formula-based portion of the grant.  The discretionary awards to each executive ranged between100% and 110% of the value received under the formula-based portion of the plan.  The table below shows the resulting total 2013 award values along with the long-term incentive opportunity levels established for the year.  Award values are expressed as a percentage of 2012 base salaries given that the awards were granted in early 2013 based on 2012 salaries and performance.

	Total Long-Term Incentive Award Opportunity as % of Salary			Actual 2013 Award
Name	Threshold	Target	Maximum	(% of salary)	Grant Date Fair Value ($)	# Options	# Restricted Shares
Charles R. Hageboeck	0%	45%	90%	60%	269,536	6,803	5,114
David L. Bumgarner	0%	25%	50%	32%	61,612	1,555	1,169
Craig G. Stilwell	0%	35%	70%	47%	128,129	3,234	2,431
John A. DeRito	0%	35%	70%	46%	106,464	2,687	2,020
Jeffrey D. Legge	0%	25%	50%		47,383	1,196	899

In 2013, the Compensation Committee recommended, and the Board approved, an additional grant of 1,500 shares of restricted stock to Jeffrey D. Legge with grant date fair value of $65,250.  One-third of these shares will vest   on September 25, 2021, 2022 and 2023, respectively.  In the event of death or disability, these shares are vested immediately.  In the event of a change-of-control, these shares vest 20%, 40%, 60%, 80% and 100%, on September 25, 2014, 2015, 2016, 2017 and 2018, respectively.

Stock Ownership Requirement

The Compensation Committee bases a large part of its compensation philosophy on aligning the interests of executives with those of shareholders. As a result, the Board adopted share ownership guidelines in late 2011 for executives. These guidelines require that within a five-year period from the date a person becomes a named executive officer, he or she must hold Company shares in value equal to the following:

•	President & CEO – 2x base salary
•	Other Named Executive Officers – 1x base salary

The Compensation Committee monitors whether the executives have satisfied or are making progress toward satisfying the share ownership guidelines.  As of December 31, 2013, all named executive officers, including the CEO, have been determined to be in compliance with the stock ownership guidelines.  In making this determination, the Committee considers common shares deemed to be held for the executive in the 401(k) Plan, common shares beneficially owned by the executive (but excluding options whether or not exercisable), and restricted common shares granted to the executive.

The Board has also adopted stock ownership guidelines for directors of the Company. The guidelines require each director to own Company common stock equal to 5,000 shares within five years of becoming a director; except that, new directors are required to acquire at least 2,000 shares within one year of joining the Board.  All directors have been determined to be in compliance with the requirements of the stock ownership guidelines.

Other General Employee Benefits

Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health insurance, life and disability insurance, and 401(k) matching contributions.

Clawback Policies

Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that in the event of any restatement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. The Company’s CEO and CFO are currently subject to the Sarbanes-Oxley clawback provision which is set forth in Section 304 of the Sarbanes-Oxley Act, and provides that if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.

In addition, the Compensation Committee intends to fully comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding this issue once rulemaking has been completed with respect to these provisions. Until formal guidance is available, the Compensation Committee will address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and award recipients.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of five directors, all of whom (i) satisfy the definition of “independent” under the listing standards of The NASDAQ Stock Market, Inc. (ii) are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and (iii) are “outside directors” as defined by Section 162(m) of the Internal Revenue Code.  The Compensation Committee operates under a written charter adopted by the Board of Directors. Committee members are appointed by the Board and may be removed by the Board in its discretion.   The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees, as the committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of directors, the Chief Executive Officer (CEO) or senior executive compensation.   The Compensation Committee has sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company provides for appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors employed by the Compensation Committee.  In addition, the Compensation Committee makes regular reports to the Board and proposes any necessary action to the Board for full Board approval.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and based upon such review and discussions with management and the representations of management relating thereto, the Compensation Committee recommended that the Board of Directors include the CD&A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission, and as applicable, in the Company’s proxy statement sent to shareholders in connection with the annual meeting.

Respectfully submitted,

C. Dallas Kayser, Chairman
John R. Elliot
William H. File III
Robert D. Fisher
Jay C. Goldman
March 5, 2014

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference.  It will not be otherwise filed under such Acts.

2013 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the named executive officers for our three most recently completed fiscal years.

SUMMARY COMPENSATION
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (1)	Total
		($)	($)	($)	($)	($)	($)	($)	($)

Charles R. Hageboeck	2013	460,000	-	193,002	76,534	325,191	-	64,587	1,119,314
President, Chief Executive Officer and Director	2012	450,000	-	180,984	77,554	263,588	-	55,025	1,027,151
(Principal Executive Officer)	2011	450,000	-	70,180	67,650	258, 525	-	47,109	893,464

David L. Bumgarner	2013	200,000	-	44,118	17,494	78,500	-	23,211	363,323
Chief Financial Officer	2012	195,000	-	41,371	17,727	63,416	-	22,004	339,518
(Principal Financial Officer)	2011	195,000	-	22,809	13,530	62,217	-	21,842	315,398

Craig G. Stilwell	2013	285,000	-	91,746	36,383	156,608	-	37,229	606,966
Executive Vice President, Retail Banking	2012	275,000	-	86,033	36,868	125,342	-	33,478	556,721
	2011	275,000	-	35,090	32,472	122,909	-	29,973	495,444

John A. DeRito	2013	238,000	-	76,235	30,229	130,627	-	34,240	509,331
Executive Vice President, Commercial Banking	2012	230,000	-	71,488	30,632	103,135	-	30,200	465,455
	2011	230,000	-	35,090	27,060	102,118	-	31,439	425,707

Jeffrey D. Legge	2013	158,000	-	99,178	13,455	62,015	-	10,378	343,026
Senior Vice President, Operations/CIO

 (1) “All Other Compensation” for 2011, 2012 and 2013 consists of the following:  (i) the Company’s matching contribution under the City Holding Company 401(k) Plan & Trust, (ii) group term life insurance premium payments, and (iii) dividends paid on restricted shares.

Actual Cash Equivalent Compensation Received

The Summary Compensation Table (“SCT”) on page 25 is required by the SEC.  However, the SCT includes several forms of non-cash compensation – including options, restricted stock, matching 401(k) contributions and the value of term life insurance. It is difficult to compare these forms of compensation when comparing executive compensation to external compensation statistics because of the non-cash component. In particular, stock-based compensation is valued as of the date of grant – in the case of restricted stock at the market price on the date of grant. In the case of stock options, the SCT reflects the value of the grant at calculated using the Black-Scholes Option Pricing Model. The Black-Scholes options pricing model is a theoretically appealing method to calculate the prospective value of stock options granted to employees, but can be dramatically different than values actually received by the employee once the grant is both vested and exercised. Therefore, the following table – the Actual Cash Equivalent Compensation Table, has been prepared as a supplement to the SCT and includes five years of compensation data for the executive officers. It includes the executive officer’s base salary, any cash incentives or bonuses, the value of restricted stock measured by the stock’s price as of the first day that the executive had the right to sell the stock and receive cash, the value of any stock options upon their exercise, and the value of all dividends paid to the executive on restricted stock granted to them but not yet exercised. The primary difference between the SCT and the Actual Cash Equivalent Compensation Table is that stock awards in the form of both restricted stock and stock options granted to the executive officers between 2009-2013 are represented in the SCT in such a way as to imply that the executive officers have already received significant compensation from such awards whereas in the Actual Cash Equivalent Compensation Table such stock grants are not included until such time as the executive officers could actually convert the stock grant into cash, and then only at the value actually realizable.

The compensation table shown below is not required by the SEC and this table should not be read as a substitute for the foregoing SCT which is required by the SEC.

ACTUAL CASH EQUIVALENT COMPENSATION
Name and Principal Position	Year	Salary	Bonus	Vested Restricted Stock Awards	Exercise of Stock Option Awards	Cash Incentive Compensation	Dividends on Restricted Stock	Total
		($)	($)	($)	($)	($)	($)	($)

Charles R. Hageboeck	2013	460,000	-	-	571,721	325,191	54,388	1,411,300
President, Chief Executive Officer and Director	2012	450,000	-	-	51,411	263,588	44,920	809,919
(Principal Executive Officer)	2011	450,000	-	-	-	258,525	37,740	746,265
	2010	415,000	-	-	-	104,165	35,020	554,185
	2009	411,250	-	-	-	163,472	17,170	591,892

David L. Bumgarner	2013	200,000	-	13,972	73,267	78,500	14,551	380,290
Chief Financial Officer	2012	195,000	-	87,150	-	63,416	13,547	359,113
(Principal Financial Officer)	2011	195,000	-	-	-	62,217	14,297	271,514
	2010	172,500	-	-	-	30,308	13,413	216,221
	2009	172,188	-	-	-	45,282	8,534	226,004

Craig G. Stilwell	2013	285,000	-	29,940	88,684	156,608	25,673	585,905
Executive Vice President, Retail Banking	2012	275,000	-	-	47,716	125,342	21,978	470,036
	2011	275,000	-	-	-	122,909	18,530	416,439
	2010	245,000	-	-	-	61,495	17,170	323,665
	2009	242,500	-	-	-	96,394	8,925	347,819

John A. DeRito	2013	238,000	-	25,948	53,541	130,627	21,580	469,696
Executive Vice President, Commercial Banking	2012	230,000	-	87,150	-	103,135	19,376	439,661
	2011	230,000	-	-	-	102,118	18,972	351,090
	2010	205,000	-	-	-	56,134	17,663	278,797
	2009	203,125	-	-	-	73,066	10,812	287,003

Jeffrey D. Legge	2013	158,000	-	13,972	8,655	62,015	5,105	247,747
Senior Vice President, Operations/CIO

GRANTS OF PLAN-BASED AWARDS

Each of the executive officers is compensated under a pre-defined incentive plan tied to quantifiable goals. Each officer’s incentive plan has a targeted payout if the officer hits predefined goals (Target).  Each officer must hit certain minimum goals in order to have any payout at all (Threshold). These incentive plans have a proscribed maximum of two times the targeted payout, and it is possible that the officers might receive more than their targeted payouts if performance is good.

For example, Mr. Hageboeck’s incentive plan for 2013 was tied to the Company’s return on average tangible common equity (ROATCE).  A targeted incentive of 45% of Mr. Hageboeck’s base salary is earned if the ROATCE is 14%. If the ROATCE is lower, the incentive earned is lower. If the ROATCE is lower than 8%, no incentive is earned. If ROATCE is more than 14%, then the incentive will be higher than the targeted amount. However, under no circumstances would the incentive exceed 90% of base salary.

Similarly, the Other Executive Officers have incentive plans based upon formulas as described earlier (see “Cash Incentives” on page 20).

The table below sets forth information concerning the targets, thresholds and maximums for each executive officer’s non-equity incentive plan-based awards as of December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold		Target		Maximum
		($)	($)	($)	(#	)	(#	)	(#	)

Charles R. Hageboeck		none	207,000	414,000
(Principal Executive Officer)

David L. Bumgarner		none	50,000	100,000
(Principal Financial Officer)

Craig G. Stilwell		none	99,750	199,500

John A. DeRito		none	83,300	166,600

Jeffrey D. Legge		none	39,500	79,000

EQUITY HOLDINGS

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth the number of exerciseable and unexerciseable stock options, option exercise prices and expiration dates, the number of unvested stock awards along with their market values and the number and value of equity incentive plan awards held by the named executive officers as of the fiscal year ended December 31, 2013.  Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date of the options.  For stock awards, the table provides the number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards										Stock Awards
Name	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options		Option Exercise Price	Option Expiration Date	Vesting Date		Number of Shares of Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested
	(#	)	(#	)	(#	)	($)				(#	)	($)	(#	)	($)
	Exerciseable		Unexerciseable

Charles R. Hageboeck	37,500		-		-		39.340	2/27/2017	-		-		-	-		-
(Principal Executive Officer)	-		6,250		-		28.150	3/24/2019	3/25/2014		-		-	-		-
	-		-		-		-	-	3/25/2014		2,000		92,660	-		-
	-		-		-		-	-		(1)	22,250		1,030,843	-		-
	-		6,250		-		32.090	2/25/2020	2/26/2015		-		-	-		-
	-		-		-		-	-	2/26/2015		2,000		92,660	-		-
	-		6,250		-		35.090	3/29/2021	3/29/2016		-		-	-		-
	-		-		-		-	-	3/29/2016		2,000		92,660	-		-
	-		6,803		-		35.390	3/27/2022	3/28/2017		-		-	-		-
	-		-		-		-	-	3/28/2017		5,114		236,932	-		-
	-		6,803		-		37.740	2/26/2023	2/26/2018		-		-	-		-
	-		-		-		-	-	2/26/2018		5,114		236,932	-		-

David L. Bumgarner	1,500		-		-		40.880	3/25/2018	-		-		-	-		-
(Principal Financial Officer)	-		1,250		-		28.150	3/24/2019	3/25/2014		-		-	-		-
	-		-		-		-	-	3/25/2014		650		30,115	-		-
	-		-		-		-	-		(2)	5,875		272,189	-		-
	-		1,250		-		32.090	2/25/2020	2/26/2015		-		-	-		-
	-		-		-		-	-	2/26/2015		650		30,115	-		-
	-		1,250		-		35.090	3/29/2021	3/29/2016		-		-	-		-
	-		-		-		-	-	3/29/2016		650		30,115	-		-
	-		1,555		-		35.390	3/27/2022	3/28/2017		-		-	-		-
	-		-		-		-	-	3/28/2017		1,169		54,160	-		-
	-		1,555		-		37.740	2/26/2023	2/26/2018		-		-	-		-
	-		-		-		-	-	2/26/2018		1,169		54,160	-		-

Craig G. Stilwell	10,000		-		-		39.340	2/27/2017	-		-		-	-		-
	3,000		-		-		40.880	3/25/2018	-		-		-	-		-
	-		3,000		-		28.150	3/24/2019	3/25/2014		-		-	-		-
	-		-		-		-	-	3/25/2014		1,000		46,330	-		-
	-		-		-		-	-		(3)	10,125		469,091	-		-
	-		3,000		-		32.090	2/25/2020	2/26/2015		-		-	-		-

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards										Stock Awards
Name	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options		Option Exercise Price	Option Expiration Date	Vesting Date		Number of Shares of Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested
	(#	)	(#	)	(#	)	($)				(#	)	($)	(#	)	($)
	Exerciseable		Unexerciseable

	-		-		-		-	-	2/26/2015		1,000		46,330	-		-
	-		3,000		-		35.090	3/29/2021	3/29/2016		-		-	-		-
	-		-		-		-	-	3/29/2016		1,000		46,330	-		-
	-		3,234		-		35.390	3/27/2022	3/28/2017		-		-	-		-
	-		-		-		-	-	3/28/2017		2,431		112,628	-		-
	-		3,234		-		37.740	2/26/2023	2/26/2018		-		-	-		-
	-		-		-		-	-	2/26/2018		2,431		112,628	-		-

John A. DeRito	5,000		-		-		30.650	2/22/2015	-		-		-	-		-
	5,000		-		-		36.900	12/20/2015	-		-		-	-		-
	2,500		-		-		40.880	3/25/2018	-		-		-	-		-
	-		2,500		-		28.150	3/24/2019	3/25/2014		850		39,381	-		-
	-		-		-		-	-	3/25/2014		-		-	-		-
	-		-		-		-	-		(4)	8,375		388,014	-		-
	-		2,500		-		32.090	2/25/2020	2/26/2015		-		-	-		-
	-		-		-		-	-	2/26/2015		850		39,381	-		-
	-		3,000		-		35.090	3/29/2021	3/29/2016		-		-	-		-
	-		-		-		-	-	3/29/2016		1,000		46,330	-		-
	-		2,687		-		35.390	3/27/2022	3/28/2017		-		-	-		-
	-		-		-		-	-	3/28/2017		2,020		93,587	-		-
	-		2,687		-		37.740	2/26/2023	2/26/2018		-		-	-		-
	-		-		-		-	-	2/26/2018		2,020		93,587	-		-

Jeffrey D. Legge	-		1,250		-		28.150	3/24/2019	3/25/2014		-		-	-		-
	-		-		-		-	-	3/25/2014		400		18,532	-		-
	-		1,250		-		32.090	2/25/2020	2/26/2015		-		-	-		-
	-		-		-		-	-	2/26/2015		400		18,532	-		-
	-		1,250		-		35.090	3/29/2021	3/29/2016		-		-	-		-
	-		-		-		-	-	3/29/2016		650		30,115	-		-
	-		1,196		-		35.390	3/27/2022	3/28/2017		-		-	-		-
	-		-		-		-	-	3/28/2017		899		41,651	-		-
	-		1,196		-		37.740	2/26/2023	2/26/2018		-		-	-		-
	-		-		-		-	-	2/26/2018		899		41,651	-		-
	-		-		-		-	-		(5)	1,500		69,495	-		-

 (1)           Mr. Hageboeck was awarded 22,250 shares of restricted stock on 4/29/2009.  Those restricted shares will vest as follows: 4/30/2016 – 2,000 shares; 4/30/2017—4,000 shares; 4/30/2018—6,000 shares; 4/30/2019—10,250 shares.  Cumulative vesting occurs on involuntary termination after a change of control as follows: before 4/30/2010—4,450 shares; 5/1/2010 to 4/30/2011—8,900 shares; 5/1/2011 to 4/30/2012—13,350 shares; 5/1/2012 to 4/30/2013—17,800 shares; after 5/1/2013—22,250 shares.
(2)      Mr. Bumgarner was awarded 5,875 shares of restricted stock on 7/15/2009. Those restricted shares will vest as follows: 7/15/2016 – 500 shares; 7/15/2017—500 shares; 7/15/2018—1,000 shares; 7/15/2019—1,000 shares; 7/15/2020—2,875 shares.  Cumulative vesting occurs on involuntary termination after a change of control as follows: before 7/14/2010—1,175 shares; 7/15/2010 to 7/14/2011—2,350 shares; 7/15/2011 to 7/14/2012—3,525 shares; 7/15/2012 to 7/14/2013—4,700 shares; after 7/15/2013—5,875 shares.
(3)      Mr. Stilwell was awarded 10,125 shares of restricted stock on 4/29/2009. Those restricted shares will vest as follows: 4/30/2016 – 2,000 shares; 4/30/2017—2,500 shares; 4/30/2018—2,700 shares; 4/30/2019—2,925 shares.  Cumulative vesting occurs on involuntary termination after a change of control as follows: before 4/30/2010—2,025 shares; 5/1/2010 to 4/30/2011—4,050 shares; 5/1/2011 to 4/30/2012—6,075 shares; 5/1/2012 to 4/30/2013—8,100 shares; after 5/1/2013—10,125 shares.
(4)      Mr. DeRito was awarded 8,375 shares of restricted stock on 4/29/2009. Those restricted shares will vest as follows: 4/30/2016 – 2,000 shares; 4/30/2017—2,000 shares; 4/30/2018—2,500 shares; 4/30/2019—1,875 shares.  Cumulative vesting occurs on involuntary termination after a change of control as follows: before 4/30/2010—1,675 shares; 5/1/2010 to 4/30/2011—3,350 shares; 5/1/2011 to 4/30/2012—5,025 shares; 5/1/2012 to 4/30/2013—6,700 shares; after 5/1/2013—8,375 shares.
(5)      Mr. Legge was awarded 1,500 shares of restricted stock on 9/25/2013. Those restricted shares will vest as follows: 9/25/2021 – 500 shares; 9/25/2022—500 shares; 9/25/2023—500 shares.  Cumulative vesting occurs on involuntary termination after a change of control as follows: before 9/25/2014—300 shares; 9/26/2014 to 9/25/2015—600 shares; 9/26/2015 to 9/25/2016—900 shares; 9/26/2017 to 9/25/2018—1,200 shares; after 9/26/2018—1,500 shares.

Option Exercises and Stock Vested

The following table shows the number of stock options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended December 31, 2013.

OPTION EXERCISES AND STOCK VESTED
	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized Upon Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
	(#	)	($)	(#	)	($)

Charles R. Hageboeck	60,000		571,721	-		-
(Principal Executive Officer)

David L. Bumgarner	12,500		73,267	350		13,972
(Principal Financial Officer)

Craig G. Stilwell	15,000		88,684	750		29,940

John A. DeRito	10,000		53,541	650		25,948

Jeffrey D. Legge	1,500		8,655	350		13,972

POST-EMPLOYMENT PAYMENTS

Post Employment Compensation

The tables shown below summarize the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment including by resignation, retirement, disability, a change in control of the Company, a change in the named executive officer’s responsibilities or a constructive termination of a named executive officer.  The information shown below is as of the most recent fiscal year ended December 31, 2013.

Vested Cash Termination Benefits – Hageboeck & Stilwell

Mr. Hageboeck (currently the Company’s CEO) and Mr. Stilwell (currently the Company’s EVP of Retail Banking) were part of the original five member “turnaround team” that joined the Company in 2001 when the Company was significantly troubled. In 2001, the Company signed agreements with all five of the then executive officers which provided that each of these officers had the opportunity to voluntarily resign after the turnaround was complete and receive a “Termination Benefit”.  For Mr. Hageboeck and Mr. Stilwell, the Termination Benefit equaled two years of cash compensation following four years of service to the company. The Termination Benefits for Mr. Hageboeck and Mr. Stilwell vested in 2005 following four years service with the Company. Three of the other executive officers originally employed as part of the “turnaround team” terminated their employment with the Company during 2004 and 2005 and received the promised cash Termination Benefit as provided under their respective 2001 employment agreements.  The Company asked Mr. Hageboeck and Mr. Stilwell to accept their positions as the Company’s CEO and Executive Vice-President in 2005, and these cash Termination Benefit remain fully vested and have been preserved in subsequent employment contracts with Mr. Hageboeck and Mr. Stilwell.  The voluntary termination benefits grow each year at an amount equal to the one-year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Employer. The cost of this vested Termination Benefit has been fully accrued and expensed by the Company.

Change of Control Severance Benefits

The Compensation Committee and the Board of Directors believes that it is in the best interests of the Company to provide the Company’s executive officers with some income protection in the event that the Company is acquired.  In such an instance, it is a virtual certainty that the executive officers would lose their current employment. Given the relatively small number of comparable positions within the industry, the Compensation Committee recognizes that it would take each of the executive officers significant time to find comparable employment.  Severance benefits are common at the Company’s peers, and attracting and retaining qualified leaders for the Company necessitate such compensation. Each of the executive officers of the Company have been afforded such protection under agreements signed by the Company and each such agreement also includes significant protections for the Company in that the executive officers are prohibited from competing with the Company following termination.  Particularly given the importance of such non-compete and non-solicit provisions, the Compensation Committee believes that these benefits are in the Company’s best interests.

Share-based Payments (Options, Restricted Stock, Long-Vested Restricted Stock)

Estimated payments include items such as restricted shares that would vest in the case of death, disability, or upon a Change of Control.  It should be noted that the value of these awards would have been reportable under the Summary Compensation Table in the year in which they were granted and will have been expensed over the vesting period. For purposes of calculating values for these tables, generally restricted shares outstanding for each Named Executive Officer were deemed to have fully vested as of December 31, 2013 (at the closing price of Company common stock on that date was $46.33) in the event of death, disability or in a change-of-control.  However, certain shares granted to executive officers in 2009, and referred to previously as “long-vested shares”, specifically provided for alternate vesting schedules. In the event of death or disability, the” long-vested shares” will vest proportionately between the date of grant and the final vesting date of the award (ten to eleven years from the grant date).  In the event of a change of control, the shares will vest on a schedule that would provide that 20%, 40%, 60, 80% and 100% of the “long-vested shares” would vest if a change-of-control occurred in the 1st, 2nd, 3rd, 4th or 5th year following grant, respectively, and calculations regarding the value of such restricted stock assumed a change of control effective December 31, 2013 at the closing stock price on that date. However, 1,500 shares granted to Mr. Legge in 2013, specifically provided for alternate vesting schedules. In the event of death or disability, the 1,500 shares granted to Mr. Legge in 2013 will vest proportionately between the date of grant and the final vesting date of the award (ten years from the grant date).  In the event of a change of control, the shares will vest on a schedule that would provide that 20%, 40%, 60, 80% and 100% of the 1,500 shares granted to Mr. Legge would vest if a change-of-control occurred in the 1st, 2nd, 3rd, 4th or 5th year following grant, respectively, and calculations regarding the value of such restricted stock assumed a change of control effective December 31, 2013 at the closing stock price on that date.  With respect to unexercised but fully vested options, the estimated payments reflect the “spread”, which is the difference between the market price and the exercise price of any unexercised but fully vested options as of December 31, 2013 whose exercise price was lower than the market value of the Company’s common stock on that day. Unexercised but fully vested options that are in-the-money could be exercised for value at the present time, and thusly would have value to an executive in the event of death, disability, change of control, or voluntary termination or termination without cause.  Additionally, unvested in-the-money options would vest upon a change of control.

Health Insurance

The Company maintains a self-insured health plan. As a result, the cost of providing health care coverage to the Company’s executive officers can only be estimated based on the current average cost of care across the base of the Company’s insured employee base. The actual costs to the Company would depend upon the health experience of the executive officer and his or her dependents during the period that coverage was in effect. The Company carries reinsurance for claims for any covered employee or dependent in excess of $100,000.

Life insurance benefits for officers of City Holding Company are calculated at base salary times 2.00 and is available to all of the Company’s full-time equivalent employees.

Charles R. Hageboeck, President & Chief Executive Officer

The following table describes potential payments upon termination for various reasons for Charles R. Hageboeck, the Company’s President and Chief Executive Officer.

POST-EMPLOYMENT PAYMENTS – HAGEBOECK
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($)(6)	Tax Gross-Up ($)	Total Compensation ($)

Termination for Just Cause	-	-	-	-	-	-	-
Termination without Just Cause (2)	2,355,573	72,974	-	495,725	-	-	2,924,272
Voluntary Termination at 12/31/2013 (2)(5)	1,235,164	72,974	-	495,725	-	-	1,803,863
Death	2,355,573	-	920,000	495,725	1,233,392	-	5,004,690
Disability (2)(3)	2,355,573	72,974	-	495,725	1,233,392	-	4,157,665
Change of Control(2)(4)	2,355,573	72,974	-	667,863	1,782,686	-	4,879,096

(1)
Vested Option Awards In-the-Money for Mr. Hageboeck are exercisable for 90 days following his termination of employment for Termination without Just Cause, Voluntary Termination, Death or Disability.  All Option Awards In-the-Money will become 100% vested upon a change in control.  For purposes of calculating the amounts in this column, the “spread” between the exercise of 37,500 vested option awards and the market value of the Company’s common stock on December 31, 2013 of $46.33 has been calculated for a Termination without Just Cause, Voluntary Termination, Death or Disability, or a change-of-control.  There are 32,356 options in-the-money that were unvested at December 31, 2013 which would vest under a change-of control.

(2)
The Employment Agreement for Mr. Hageboeck provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 60 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $72,974 and would be effective if Mr. Hageboeck’s employment were terminated voluntarily by Mr. Hageboeck, if terminated by the Company Without Just Cause, due to a Change of Control, or due to disability.

(3)
In the event of disability, the employment contract for Mr. Hageboeck provides that he have up to 12 months of continuous disability before his employment agreement may be terminated.  After that, the Company may terminate his employment and he is entitled to receive an amount equal to “Termination Compensation” times three (which represents three years of compensation).  Termination Compensation will be the highest amount of cash compensation received by the officer in the prior three fiscal years. Thus, Termination Compensation for Mr. Hageboeck will be determined in reference to the calendar year ended December 31, 2013 as $785,191 reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of the Company.

(4)
The Employment and/or Change in Control Agreements for each of the NEO's provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements.  Amounts shown in this row are payable in either a lump sum or over a severance period.  The amount shown in this row for Mr. Hageboeck reflects “Termination Compensation” of $785,191 times three (which represents three years of compensation), as provided for in his employment agreement and amendments thereto.  Additionally, Mr. Hageboeck’s Employment and/or Change in Control Agreement provides that if Mr. Hageboeck collects an amount arising from any and all sources of compensation from the Company exceeding the product of 2.99 and Mr. Hageboeck's “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code (the “Code § 280G Maximum”) at the time of a change in control, the Company shall pay Mr. Hageboeck 147.5% of the federal excise taxes payable by Mr. Hageboeck under Internal Revenue Code § 4999.  As of December 31, 2013, the Company is unable to determine if any such amount related to Code § 280G would be payable to Mr. Hageboeck.

(5)
Mr. Hageboeck and Mr. Stilwell joined the Company in 2001 when the Company was significantly troubled as part of a “turnaround team”. The Company signed agreements with Mr. Hageboeck, Mr. Stilwell, and three other executive officers providing them the opportunity to voluntarily resign and receive a Termination Benefit following four years of service to the Company. These benefits for Mr. Hageboeck and Mr. Stilwell became fully vested in 2005. Three of the other executives with such benefits terminated their employment with the Company during 2004 and 2005 and received payments under their respective 2001 employment agreements.  The Company asked Mr. Hageboeck and Mr. Stilwell to accept positions as the Company’s CEO and Executive Vice-President in 2005, and the voluntary Termination Benefits remain vested and have been preserved in subsequent employment contracts with Mr. Hageboeck and Mr. Stilwell.  The voluntary Termination Benefits grow each year at an amount equal to the one-year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Employer. The costs of this vested Termination Benefit have been fully accrued and expensed by the Company.

(6)
Mr. Hageboeck holds 38,478 restricted shares. Of these restricted share awards for Mr. Hageboeck, 11,114 shares become 100% vested upon death, disability or a change in control. The remaining 22,250 “long-vested shares” vest proportionately over the 10 year period following grant date in the event of death or disability. In the event of a change-of-control these “long-vested shares” would be 100% vested  as of December 31, 2013.

David L. Bumgarner, Chief Financial Officer

The following table describes potential payments upon termination for various reasons for David L. Bumgarner, the Company’s Chief Financial Officer.

POST-EMPLOYMENT PAYMENTS - BUMGARNER
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)

Termination for Just Cause	-	-	-	-	-	-
Termination without Just Cause	-	-	-	8,175	-	8,175
Voluntary Termination at 12/31/2013	-	-	-	8,175	-	8,175
Death	-	-	400,000	8,175	325,814	733,989
Disability	-	-	-	8,175	325,814	333,989
Change of Control (3)(4)	278,500	14,595	-	93,119	470,872	857,066

(1)
Vested Option Awards In-the-Money for Mr. Bumgarner are exercisable for 90 days following his termination of employment for Termination without Just Cause, Voluntary Termination, Death or Disability.  All Option Awards In-the-Money will become 100% vested upon a change in control.  For purposes of calculating the amounts in this column, the “spread” between the exercise of 1,500 vested option awards and the market value of the Company’s common stock on December 31, 2013 of $46.33 has been calculated for a Termination without Just Cause, Voluntary Termination, Death or Disability, or a change-of-control.  There are 6,860 options in-the-money that were unvested at December 31, 2013 which would vest under a change-of control.

(2)
Mr. Bumgarner holds 10,163 restricted shares. Of these restricted share awards for Mr. Bumgarner, 4,288 shares become 100% vested upon death, disability or a change in control. The remaining “long-vested shares” vest proportionately over the 11 year period following grant date in the event of death or disability. In the event of a change-of-control, these “long-vested shares” would be 100% vested as of December 31, 2013.

(3)
The Change in Control Agreement for Mr. Bumgarner provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 12 months under either the Company’s plan or comparable coverage.  The estimated value of this benefit is $14,595 and would be effective if Mr. Bumgarner’s employment were terminated by the Company because of a Change of Control.

(4)
The Employment and/or Change in Control Agreements for each of the NEO's provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements.  Amounts shown in this row are payable in either a lump sum or over a severance period.  The severance period for Mr. Bumgarner is 12 months.  The amount shown in this row for Mr. Bumgarner reflects “Termination Compensation” of $278,500 times one (which represents one year of compensation).

Craig G. Stilwell

The following table describes potential payments upon termination for various reasons for Craig G. Stilwell, the Company’s Executive Vice President, Retail Banking.

POST-EMPLOYMENT PAYMENTS – STILWELL
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Tax Gross-Up ($)	Total Compensation ($)

Termination for Just Cause	-	-	-	-	-	-	-
Termination without Just Cause (3)	1,324,824	72,974	-	86,250	-	-	1,484,048
Voluntary Termination at 12/31/2013 (3)(6)	762,779	72,974	-	86,250	-	-	922,003
Death	1,324,824	-	570,000	86,250	583,378	-	2,564,452
Disability (3)(4)	1,324,824	72,974	-	86,250	583,378	-	2,067,427
Change of Control (3)(5)	1,324,824	72,974	-	280,390	833,338	-	2,511,526

(1)
Vested Option Awards In-the-Money for Mr. Stilwell are exercisable for 90 days following his termination of employment for Termination without Just Cause, Voluntary Termination, Death or Disability.  All Option Awards In-the-Money will become 100% vested upon a change in control.  For purposes of calculating the amounts in this column, the “spread” between the exercise of 13,000 vested option awards and the market value of the Company’s common stock on December 31, 2013 of $46.33 has been calculated for a Termination without Just Cause, Voluntary Termination, Death or Disability, or a change-of-control.  There are 15,468 options in-the-money that were unvested at December 31, 2013 which would vest under a change-of control.

(2)
Mr. Stilwell holds 17,987 restricted shares. Of these restricted share awards for Mr. Stilwell, 7,862 shares become 100% vested upon death, disability or a change in control. The remaining 10,125 “long-vested shares” vest proportionately over the 10 year period following grant date in the event of death or disability. In the event of a change-of-control these “long-vested shares” would be 100% vested at December 31, 2013.

(3)
The Employment Agreement for Mr. Stilwell provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 60 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $72,974 and would be effective if Mr. Stilwell’s employment were terminated voluntarily by Mr. Stilwell, if terminated by the Company Without Just Cause, due to a Change of Control, or due to disability.

(4)
In the event of disability, the employment contract for Mr. Stilwell provides that he have up to 12 months of continuous disability before his employment agreement may be terminated.  After that, the Company may terminate his employment and he is entitled to receive an amount equal to “Termination Compensation” times three (which represents three years of compensation).  Termination Compensation will be the highest amount of cash compensation received by the officer in the prior three fiscal years. Thus, Termination Compensation for Mr. Stilwell will be determined in reference to the calendar year ended December 31, 2013 as $441,608, reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of the Company.

(5)
The Employment and/or Change in Control Agreements for each of the NEO's provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements.  Amounts shown in this row are payable in either a lump sum or over a severance period.  The amount shown in this row for Mr. Stilwell reflects “Termination Compensation” of $441,608 times three (which represents three years of compensation), as provided for in his employment agreement and amendments thereto. Additionally, Mr. Stilwell’s Employment and/or Change in Control Agreement provides that if Mr. Stilwell collects an amount arising from any and all sources of compensation from the Company exceeding the product of 2.99 and Mr. Stilwell's “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code (the “Code § 280G Maximum”) at the time of a change in control, the Company shall pay Mr. Stilwell 147.5% of the federal excise taxes payable by Mr. Stilwell under Internal Revenue Code § 4999.  As of December 31, 2013, the Company is unable to determine if any such amount related to Code § 280G would be payable to Mr. Stilwell.

(6)
Mr. Hageboeck and Mr. Stilwell joined the Company in 2001 when the Company was significantly troubled as part of a “turnaround team”. The Company signed agreements with Mr. Hageboeck, Mr. Stilwell, and three other executive officers providing them the opportunity to voluntarily resign and receive a Termination Benefit following four years of service to the Company. These benefits for Mr. Hageboeck and Mr. Stilwell became fully vested in 2005. Three of the other executives with such benefits terminated their employment with the Company during 2004 and 2005 and received payments under their respective 2001 employment agreements.  The Company asked Mr. Hageboeck and Mr. Stilwell to accept positions as the Company’s CEO and Executive Vice-President in 2005, and the voluntary Termination Benefits remain vested and have been preserved in subsequent employment contracts with Mr. Hageboeck and Mr. Stilwell.  The voluntary Termination Benefits grow each year at an amount equal to the one-year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Employer.  The costs of this vested Termination Benefit have been fully accrued and expensed by the Company.

John A. DeRito

The following table describes potential payments upon termination for various reasons for John A. DeRito, the Company’s Executive Vice President, Commercial Banking.

POST-EMPLOYMENT PAYMENTS – DERITO
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)

Termination for Just Cause	-	-	-	-	-	-
Termination without Just Cause (4)	425,339	16,840	-	139,175	-	581,354
Voluntary Termination at 12/31/2013	-	-	-	139,175	-	139,175
Death	-	-	476,000	139,175	493,521	1,108,696
Disability	-	-	-	139,175	493,521	632,696
Change of Control (3)(5)	737,254	29,190	-	306,422	700,278	1,773,144

(1)
Vested Option Awards In-the-Money for Mr. DeRito are exercisable for 90 days following his termination of employment for Termination without Just Cause, Voluntary Termination, Death or Disability.  All Option Awards In-the-Money will become 100% vested upon a change in control.  For purposes of calculating the amounts in this column, the “spread” between the exercise of 12,500 vested option awards and the market value of the Company’s common stock on December 31, 2013 of $46.33 has been calculated for a Termination without Just Cause, Voluntary Termination, Death or Disability, or a change-of-control.  There are 15,468 options in-the-money that were unvested at December 31, 2013 which would vest under a change-of control.

(2)
Mr. DeRito holds 15,115 restricted shares. Of these restricted share awards for Mr. DeRito, 6,740 shares become 100% vested upon death, disability or a change in control. The remaining 8,375 “long-vested shares” vest proportionately over the ten year period following grant date in the event of death or disability. In the event of a change-of-control these “long-vested shares” woulc be 100% vested as of December 31, 2013.

(3)
The Change in Control Agreement for Mr. DeRito provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 24 months under either the Company’s plan or comparable coverage.  The estimated value of this benefit is $29,190 and would be effective if Mr. DeRito’s employment were terminated because of a Change of Control.

(4)
Mr. DeRito’s Change in Control Agreement provides that if Mr. DeRito is terminated Without Just Cause, Mr. DeRito will be paid an amount equal to his “Termination Compensation” for 60 weeks and provided health care for 60 weeks.

(5)
The Employment and/or Change in Control Agreements for each of the NEO's provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements.  Amounts shown in this row are payable in either a lump sum or over a severance period.  The severance period for Mr. DeRito is 24 months.  The amount shown in this row for Mr. DeRito reflects “Termination Compensation” of $368,627 times two (which represents two years of compensation).

Jeffrey D. Legge

The following table describes potential payments upon termination for various reasons for Jeffrey D. Legge the Company’s Senior Vice President of Operations and CIO.

POST-EMPLOYMENT PAYMENTS – LEGGE
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($)(1)	Restricted Stock Awards ($) (2)	Total Compensation ($)

Termination for Just Cause	-	-	-	-	-	-
Termination without Just Cause	-	-	-	-	-	-
Voluntary Termination at 12/31/2013	-	-	-	-	-	-
Death	-	-	316,000	-	168,948	484,948
Disability	-	-	-	-	168,948	168,948
Change of Control (3)(\4)	220,015	14,595	-	77,933	164,379	476,922

(1)
Vested Option Awards In-the-Money for Mr. Legge are exerciseable for 90 days following his termination of employment for Termination without Just Cause, Voluntary Termination, Death or Disability.  All Option Awards In-the-Money will become 100% vested upon a change in control.  For purposes of calculating the amounts in this column, the “spread” between the exercise of 6,142 options in-the-money that were unvested at December 31, 2013 and the market value of the Company’s common stock on December 31, 2013 of $46.33 has been calculated for a change-of-control.  .

(2)
Mr. Legge holds 4,748 restricted shares. Of these restricted share awards for Mr. Legge, 3,248 shares become 100% vested upon death, disability or a change in control. The remaining 1,500 “long-vested shares” vest proportionately over the 10 year period following grant date in the event of death or disability. In the event of a change-of-control these “long-vested shares” vest 20%, 40%, 60%, 80% and 100%, on September 25th, 2014, 2015, 2016, 2017 and 2018, respectively.

(3)
The Change in Control Agreement for Mr. Legge provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 12 months.  The estimated value of this benefit is $14,595 and would be effective if Mr. Legge’s employment were terminated either by the Company, or by the employee for “Good Cause” as defined in the Agreement, following a Change of Control.

(4)
Mr. Legge is employed under a Change in Control Agreement which provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements.  Amounts shown in this row are payable in either a lump sum or over a severance period.  The severance period for Mr. Legge is 12 months.  The amount shown in this row for Mr. Legge reflects “Termination Compensation” of $220,015 times one (which represents one year of compensation).

Employment Agreements

The Company entered into employment agreements with Charles R. Hageboeck and Craig G. Stilwell on July 25, 2007 replacing agreements previously entered into during 2001. These agreements have a term of two years, but automatically renew each month for an additional month unless either Employer or Employee serves notice to the other to fix the term to a definite two-year term.  Both Mr. Hageboeck and Mr. Stilwell’s employment agreements address salary, incentives and other benefits. In the event that Mr. Hageboeck or Mr. Stilwell, respectively, voluntarily terminate their employment with the Company for any reason or at any time, Employee will be entitled to receive a certain sum of money, plus interest from and after December 31, 2006, such amount paid over 36 months.  This covenant within the Employment Agreements between the Company and Mr. Hageboeck and Mr. Stilwell preserves Termination Benefits available to the Employee that were part of the original employment agreements between the Company and the officers originally signed on June 11, 2001 and May 15, 2001, respectively.  At December 31, 2013, Mr. Hageboeck could voluntarily resign and the Company would be obligated to make payments to him over 36 months totaling $1,235,164 plus interest at the Treasury One-Year Constant Maturity rate until paid in full.  At December 31, 2013, Mr. Stilwell could voluntarily resign and the Company would be obligated to make payments to him over 36 months totaling $762,779 plus interest at the Treasury One-Year Constant Maturity rate until paid in full. The Company has accrued expense to reflect the costs of this benefit totaling $1,997,943. These benefits just described for Mr. Hageboeck and Mr. Stilwell are deemed fully vested and shall not be subject to risk of forfeiture under any circumstances, including any of the reasons that qualify for “Just Cause” as described below and as provided under the Agreements, except where Employee personally profits from his willful fraudulent activity and that activity materially and adversely affects Employer.  Additionally, the Company is required to make health care available to either employee for a period of up to five years following voluntary termination.

In the event of termination without “Just Cause”, death, or disability, either Mr. Hageboeck or Mr. Stilwell are entitled to receive three times his “Termination Compensation”, which is defined as equal to the highest amount of cash compensation paid to or for the benefit of the Employee in respect of any of the three most recent calendar years ending prior to the date of termination, determined by reference to the annual cash compensation (including salary, cash-based incentive compensation, and cash-based bonus but not including equity incentive compensation) of the Summary Compensation Table set forth in the Company’s proxy statement for such year. Additionally, both Mr. Hageboeck and Mr. Stilwell’s employment contracts require the Company to provide health care for five years in the event that their employment terminates due to disability or without “Just Cause”.

The Company entered into a Change in Control and Termination Agreement on June 28, 2004, with John A. DeRito.  Under this agreement, in the event of a Change in Control, Mr. DeRito may voluntarily terminate his employment with the Company until the expiration of the 24-month period after the Change in Control for “Good Reason” as defined in the Agreement and be entitled to receive benefits as described in the Post Employment Compensation Table above.  Mr. DeRito’s Change in Control and Termination Agreement also provides that if Mr. DeRito is terminated “Without Just Cause”, he will receive benefits as described in the Post- Employment Compensation Table above.  “Just Cause” shall mean termination, accomplished by vote of the Company’s Board of Directors, related to Mr. DeRito’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation, gross negligence, malfeasance (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company’s business, or misappropriation of the Company’s assets or similarly serious violation of policy of the Company.

The Company entered into a Change in Control Agreement with David Bumgarner on February 1, 2005.  Mr. Bumgarner’s Agreement provides that in the event of a Change in Control of the Company, Mr. Bumgarner may voluntarily terminate his employment with the Company until the expiration of the 12-month period after the Change in Control for “Good Reason” as defined in the Agreement and receive benefits as shown in the Post Employment Compensation Table above.

The Company entered into a Change in Control Agreement with Jeffrey D. Legge on February 6, 2006. Mr. Legge’s Agreement provides that in the event of a Change in Control of the Company, Mr. Legge may voluntarily terminate his employment with the Company until the expiration of an 12-month period after the Change in Control for “Good Reason” as defined in the Agreement and receive benefits as shown in the Post Employment Compensation Table above.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND
EXECUTIVE OFFICERS

The Company’s subsidiaries had, and expect to have in the future, banking transactions with directors and executive officers of the Company, their immediate families and entities in which they are principal owners (more than 10% interest). These transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectability or present other unfavorable factors.

The Company’s loan policy requires that all extensions of credits to directors and executive officers and their interests, as defined in Item 404 of SEC Regulation S-K, must be reviewed and approved by the Executive Loan Committee and promptly reported to the Board of Directors.  If required by the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, such credits will be approved in advance by a majority of disinterested directors.  Directors and executive officers may not be present for discussions on their own loans, loans involving their related interests or loans involving any other conflict of interest situation and must abstain from voting on such credits.

In relation to other related party transactions with directors and executive officers and their interests, the Company adheres to unwritten policy, whereby before the Company or any of its subsidiaries enters into any transaction for which the value of the transaction is expected to be at least $120,000, and an interested party in the transaction is a director, executive officer, an immediate family member of a director or officer, or a shareholder owning 5 percent or greater of the Company’s outstanding stock, the Board of Directors must review and approve the transaction. In reviewing any such potential transaction, the directors will consider the fairness of the transaction to the Company, whether the transaction would or could compromise the interested party’s independence and judgment, the best interests of the Company, and such other factors determined advisable by the Board of Directors.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

Our Board has ratified the decision of the Audit Committee to engage Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014.  Although we are not required to do so, it has been our practice to seek shareholder ratification of this appointment as a matter of good corporate governance. Representatives of Ernst & Young will be present at our annual meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

If the shareholders fail to ratify the selection, the Board may reconsider whether or not to retain Ernst & Young and reserves the discretion to retain Ernst & Young as our independent registered public accounting firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interests of the Company and its shareholders.

The Audit Committee and the Board of Directors unanimously recommend the shareholders vote “FOR” such ratification.

Principal Accounting Fees and Services

During the fiscal years ended December 31, 2013 and 2012 the Company engaged Ernst & Young LLP as its independent registered public accounting firm principally to perform the annual audit of its consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, and to render other allowable services.  The following table lists fees paid to Ernst & Young, for services rendered in fiscal years 2013 and 2012:

	2013	2012
Audit Fees (1)	$688,769	$582,500
Audit-Related Fees	-	-
Tax Fees (2)	66,865	59,980
Total Fees	$755,634	$642,480

(1)  Audit Fees include fees associated with the annual audit of the Company’s consolidated financial statements, incorporated by reference in its annual report on Form 10-K filed with the Securities and Exchange Commission, the audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and the issuance of consents in filings with the Securities and Exchange Commission.

(2)  Tax Fees primarily include fees related to preparation, review and filing of tax returns.

Pre-Approval Policies and Procedures

The Audit Committee charter requires that the Audit Committee pre-approve all audit and non-audit services to be provided to the Company by the independent registered public accounting firm, provided, however, that the Audit Committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to the Company.  All of the services described above which Ernst & Young LLP provided and for which they billed the Company, were pre-approved by the Company’s Audit Committee.  For the fiscal year ended December 31, 2013 the Company’s Audit Committee did not waive the pre-approval requirement of any non-audit services provided to the Company by Ernst & Young.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)

The Company is providing shareholders with a non-binding advisory vote on compensation programs for our Named Executive Officers (sometimes referred to as “Say on Pay”). Accordingly, you may vote on the following resolution at the 2014 annual meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is advisory in nature and therefore, is nonbinding.  The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis” our compensation programs are designed to motivate our executives to create a successful and high performing company. We believe that our compensation program, with its balance of short-term incentives (including cash and equity awards vesting over periods of up to five years) and long-term incentives (including long-vested restricted share awards) reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the regulations of the SEC, any shareholder desiring to make a proposal pursuant to Rule 14a-8 of the SEC’s proxy rules to be acted upon at the Company’s 2015 annual meeting of shareholders must present such proposal to the Company’s Secretary at the principal executive offices of the Company at 25 Gatewater Road, Charleston, West Virginia 25313, not later than November 26, 2014 in order for the proposal to be considered for inclusion in the Company’s proxy statement for the 2015 annual meeting of shareholders.  SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting.  The deadline for these proposals for the 2015 annual meeting is February 4, 2015.  If a shareholder gives notice of such a proposal after this deadline, the proxies will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if it is raised at the annual meeting.

Pursuant to the Company’s Amended and Restated Bylaws, a shareholder may nominate persons for election to the Board of Directors and, pursuant to the Governance Committee’s Charter, the Governance Committee considers nominees recommended by shareholders, in each case, if written notice is submitted to the Company’s Secretary at the principal executive offices of the Company not less than 120 calendar days prior to April 29, 2015.

The shareholder’s notice must include:

o	as to each person whom the shareholder proposes to nominate for election as a director:

▪   all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

▪   such person’s written consent to being named in the proxy statement as a nominee and to serving as such as a director if elected; and

o	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

▪   the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner;

▪   the class and number of shares of the Company’s Common Stock that are owned beneficially and of record by such shareholder and such beneficial owner;

▪   a description of all arrangements or understandings between the shareholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder;

▪   a representation that such shareholder is a holder of record of the Company’s stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

▪   a representation whether the shareholder intends to solicit proxies from shareholders in support of such nomination.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company’s Secretary within the time limits described in the immediately following paragraph.  The shareholder’s notice must contain:

o	as to each matter:

▪   a brief description of the business desired to be brought before the meeting;

▪   the reasons for conducting such business at the meeting;

▪   in the event that such business includes a proposal to amend the Company’s Articles of Incorporation or Bylaws, the language of the proposed amendment; and

▪   any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

o
as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above, with respect to the shareholder proposing such business.

The requirements found in the Company’s Amended and Restated Bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in the Company’s proxy statement.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the annual meeting. However, if any other matters are brought before the annual meeting or any adjournments or postponements thereof, the persons named on the accompanying proxy card or their substitutes will vote with respect to such matters in accordance with their best judgment.

ANNUAL REPORT

The Company has included a copy of its annual report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, with this proxy statement.  A request for an additional copy should be directed to Victoria A. Faw, Corporate Secretary, City Holding Company, 25 Gatewater Road, Cross Lanes, WV 25313 or by calling 304-769-1100.  The Company's Form 10-K will also be available on the SEC's website at http://www.sec.gov, and through a link at the Investor Relations, SEC Filings section of the Company's website (http://www.bankatcity.com).

              By Order of the Board of Directors,

             Victoria A. Faw
             Secretary

March 21, 2014

c/o Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230-1150

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
1-888-693-8683	www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week.
If you vote by telephone or Internet, please do not send your proxy by mail.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 30, 2014.
The City Holding Company Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders are available at www.ViewMaterial.com/CHCO.

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Proxy card must be signed and dated below.
ê   Please fold and detach card at perforation before mailing.   ê

City Holding Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 30, 2013.

The undersigned shareholder of City Holding Company hereby appoints Victoria A. Faw and David L. Bumgarner and each of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of City Holding Company held of record by the undersigned on March 14, 2014 at the Annual Meeting of Shareholders to be held on April 30, 2014 or any adjournment or adjournments thereof.  The undersigned shareholder authorizes the proxies to cumulate their votes at their discretion.

Dated:       ______________________________________________________________________

                                           Signature

                                           Signature, if held jointly

Please date and sign exactly as name appears hereon.  If shares are held jointly, each shareholder should sign.  Agents, executors, administrators, guardians, trustees, etc. should use full title, and, if more than one, all should sign.  If the shareholder is a corporation, please sign full corporate name by the president or another authorized officer.  If a partnership, please sign in partnership name by authorized person.

Your vote is important

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting.  If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.
ê   Please fold and detach card at perforation before mailing.   ê

CITY HOLDING COMPANY                                                                                                      PROXY

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.  You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

1.    Proposal to elect four Class III directors to serve for a term of three years and to elect one Class I director to serve for a term of one year.
CLASS III NOMINEES:	(1) Robert D. Fisher	(2) Jay C. Goldman	(3) Charles R. Hageboeck
(4) Philip L. McLaughlin

CLASS I NOMINEE:	(1) J. Thomas Jones

☐      FOR (except as marked to the contrary above)                                                                           ☐           WITHHOLD authority

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.

2.	Proposal to ratify the Audit Committee and the Board of Directors’ appointment of Ernst & Young, LLP as the independent registered public accounting firm for City Holding Company for 2014.

☐      FOR                         ☐      AGAINST                              ☐      ABSTAIN

3.	Advisory vote on executive compensation

☐      FOR                         ☐      AGAINST                              ☐      ABSTAIN

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Please mark, sign, date and return the proxy promptly using the enclosed envelope.